SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


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       Rule 14a-11(c) or Rule 14a-12


                            DEXTER CORPORATION
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              (Name of Registrant as Specified In Its Charter)

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               As filed with the Commission on May 12, 2000



                         [DEXTER CORPORATION LOGO]


                                                      May [day], 2000





Dear Shareholder:


         We are pleased to invite you to attend the 2000 annual meeting of shareholders of Dexter Corporation, which will be held on Friday, June 30, 2000, at 10:00 A.M., local time, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut.


         The items to be considered and voted on at the meeting are described in the notice of the 2000 annual meeting of shareholders and proxy statement accompanying this letter.


         You may have already received proxy soliciting materials from International Specialty Products Inc. in connection with items ISP intends to present at the meeting. As described more fully in the proxy statement accompanying this letter, your Board of Directors has received opinions from Day, Berry & Howard LLP, its Connecticut counsel, that certain of ISP's proposals are illegal under Connecticut law. The legality of these proposals is being litigated and will ultimately be decided by the courts. In the meantime, the ONLY items that will be brought before the Company's 2000 annual meeting are the ones described in the accompanying proxy statement and not the items described in ISP's proxy materials. YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSALS SUBMITTED BY ISP AND DESCRIBED IN THIS PROXY STATEMENT ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND URGES YOU TO VOTE AGAINST THESE PROPOSALS. The reasons for this belief are discussed throughout the proxy statement accompanying this letter. We would encourage you to read our proxy statement carefully.


         Your vote is important. We encourage you to vote your shares as soon as possible. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322- 2885.

                                         Sincerely,


                                         K. Grahame Walker
                                         Chairman and Chief Executive Officer



                               [DEXTER LOGO]

  Dexter Corporation -- One Elm Street -- Windsor Locks, CT 06096-2334 --
                             Tel: 860.292.7675

                          NOTICE OF ANNUAL MEETING


                                                          May [day], 2000

         The annual meeting of the shareholders of Dexter Corporation (the "Company" or "Dexter") will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, on Friday, June 30, 2000, at 10:00 A.M., local time, for the following purposes:


(1) To elect three directors to serve for three-year terms expiring at the 2003 annual meeting of shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE EXISTING DEXTER DIRECTOR NOMINEES PROPOSED FOR REELECTION AND AGAINST THE ELECTION OF INTERNATIONAL SPECIALTY PRODUCTS INC.'S DIRECTOR NOMINEES.

(2) To ratify the selection by the Company's Board of Directors of the firm of PricewaterhouseCoopers LLP as auditor of the Company for the year 2000. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

(3) To vote upon a proposal by International Specialty Products Inc. and its wholly owned subsidiary ISP Investments Inc. (collectively, "ISP"), as described in the Company's proxy statement, relating to an amendment to the Company's Bylaws requiring the Dexter Board to make certain amendments to the Company's Rights Agreement or to redeem the rights issued under the Agreement if the Company's shareholders instruct the Board to do so and requiring the Board not to adopt a new rights agreement without shareholder approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

(4) To vote upon a proposal by ISP, as described in the Company's proxy statement, relating to a shareholder resolution directing Dexter's Board to amend the Rights Agreement promptly to make it inapplicable to any offer for all outstanding shares of Dexter for at least $45.00 per share in cash. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

(5) To vote upon a proposal by ISP, as described in the Company's proxy statement, relating to a shareholder resolution repealing any and all amendments made by the Dexter Board to the Company's Bylaws after February 26, 1999. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

(6) To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.


         The Board of Directors has fixed the close of business on May
15, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


         THIS ANNUAL MEETING IS OF PARTICULAR IMPORTANCE TO ALL
SHAREHOLDERS OF THE COMPANY BECAUSE OF ISP'S ONGOING HOSTILE ATTEMPT TO TAKE OVER YOUR COMPANY.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.

         YOUR BOARD ALSO URGES YOU NOT TO SIGN ANY GOLD PROXY CARDS SENT TO YOU BY ISP. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY ISP, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

                                    By order of the Board of Directors,

                                    BRUCE H. BEATT,
                                    Secretary



                               [DEXTER LOGO]

    Dexter Corporation -- One Elm Street -- Windsor Locks, CT 06096-2334
                           -- Tel: 860.292.7675


                                                          May [day], 2000

                              PROXY STATEMENT

         This proxy statement is furnished to the shareholders of Dexter Corporation (the "Company" or "Dexter") in connection with the solicitation by the Board of Directors of proxies to be used in voting at the annual meeting of the shareholders of the Company to be held on Friday, June 30, 2000 and at any adjournments or postponements thereof. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about May [day], 2000.

THE ISP PROPOSALS

         International Specialty Products Inc. and its wholly owned subsidiary ISP Investments Inc. (collectively, "ISP") are conducting a proxy solicitation in opposition to your Board of Directors. ISP says it plans to:

o Nominate three individuals for election to the Board of Directors in opposition to the Company's nominees for election as directors (the "Director Election Proposal").

o        Present the following proposals to the shareholder meeting:

         - A Bylaw amendment increasing the total number of directorships from 10 to 17, with the current Class I remaining at three directorships, Class II increasing from three to six directorships and Class III increasing from four to eight directorships (the "Board Size Bylaw Proposal").

         - Nomination of ISP's slate of 7 additional nominees to fill new directorships created in Classes II and III (the "Additional Directors Election Proposal").

         - A Bylaw amendment that would require the Board to make certain amendments to the Company's Rights Plan or redeem the rights issued thereunder if so instructed by Dexter shareholders, and not to adopt a new Rights Plan without shareholder approval (the "Rights Plan Bylaw Proposal").

         - A shareholder resolution directing the Board of Directors to amend the Company's Rights Plan to make it inapplicable to any offer for all outstanding shares of the Company for at least $45.00 per share in cash (the "Rights Plan Amendment Proposal").

         - A shareholder resolution repealing any and all amendments to the Company's Bylaws made by the Board of Directors after February 26, 1999, and prohibiting the Board from adopting certain new amendments to the Company's Bylaws without the approval of shareholders (the "Bylaw Repeal Proposal").

         - A resolution providing the order of voting on the proposals at the 2000 annual meeting (the "Omnibus Proposal").

         ISP seeks to amend Dexter's Bylaws to increase the total number of directorships from 10 to 17, with the current Class I remaining at three directorships, Class II increasing from three to six directorships and Class III increasing from four to eight directorships, and then to elect seven additional ISP nominees to fill the seven newly created seats in Classes II and III (collectively, the "Board Expansion Proposal"). This Board Expansion Proposal seeks to effect a change in a majority of the Dexter Board (by having ISP nominees occupy 10 of 17 board seats). ISP says that the Board Expansion Proposal will facilitate ISP's attempt to acquire Dexter at $50 per share but there is no assurance that if ISP obtains control of Dexter any transaction will result. DEXTER HAS RECEIVED AN OPINION OF DAY, BERRY & HOWARD LLP, ITS CONNECTICUT COUNSEL, THAT, ALTHOUGH THERE ARE NO CONTROLLING CONNECTICUT CASES DIRECTLY ON POINT, A CONNECTICUT COURT PRESENTED WITH THE QUESTION OF THE VALIDITY OF THE BOARD EXPANSION PROPOSAL WOULD HOLD THAT IT IS INVALID AND UNENFORCEABLE UNDER CONNECTICUT LAW FOR AT LEAST TWO SEPARATE AND INDEPENDENT REASONS. Based on the opinion of Day, Berry & Howard LLP, the Company believes that the Board Expansion Proposal is squarely contradicted by the unambiguous terms of Article VII of Dexter's certificate of incorporation, which plainly grant to the Board the exclusive power to fix the number of directors in each of the three classes, and thus the total number of directors. In addition, Connecticut law requires that each class of directors on a classified board have approximately the same number of directors "as near as may be." If ISP's Board Expansion Proposal were adopted, the Dexter Board would consist of classes of three, six and eight directors, which violates this "equal size" requirement, and once such additional directors were elected there does not appear to be any authority in the Board to re-allocate and change the terms of the directors, as would be necessary to make the classes approximately equal. Day, Berry & Howard LLP has consented to the use of its name and the reference to its opinions in this Proxy Statement.

         FOR THESE REASONS, THE COMPANY BELIEVES ISP'S BOARD SIZE BYLAW PROPOSAL AND ADDITIONAL DIRECTORS ELECTION PROPOSAL ARE NOT AUTHORIZED (AND ARE THEREFORE ILLEGAL) UNDER DEXTER'S RESTATED CERTIFICATE OF INCORPORATION AND THE CONNECTICUT BUSINESS CORPORATION ACT. ACCORDINGLY, THEY CANNOT BE BROUGHT BEFORE THE ANNUAL MEETING BY ISP, AND NO ACTION WILL BE TAKEN UPON THEM AT THE ANNUAL MEETING. AS A RESULT, ISP IS NOT IN A POSITION TO TAKE CONTROL OF A MAJORITY OF THE SEATS ON THE DEXTER BOARD. IN LIGHT OF THIS, ISP'S OMNIBUS PROPOSAL IS NOT NECESSARY, AND WILL NOT BE BROUGHT BEFORE THE ANNUAL MEETING. The legality of ISP's proposals is currently being litigated and their validity and enforceability under Connecticut law will ultimately be determined by the courts. See "Certain Litigation."

         DEXTER ALSO BELIEVES THAT THE RIGHTS PLAN BYLAW PROPOSAL AND THE RIGHTS PLAN AMENDMENT PROPOSAL ARE ILLEGAL AND UNENFORCEABLE UNDER CONNECTICUT LAW AND DOES NOT PLAN TO IMPLEMENT THE ACTIONS CONTEMPLATED BY THESE PROPOSALS, WHATEVER THE OUTCOME OF THE VOTE IS. HOWEVER, IN ORDER TO GIVE SHAREHOLDERS THE OPPORTUNITY TO MOOT THE ISSUE BY VOTING THESE PROPOSALS DOWN, DEXTER WILL PRESENT THEM TO THE ANNUAL MEETING. THE BYLAW REPEAL PROPOSAL IS ILLUSORY AND UNNECESSARY BECAUSE DEXTER HAS NEITHER AMENDED NOR ADOPTED ANY BYLAWS SINCE FEBRUARY 26, 1999 AND DOES NOT INTEND TO TAKE ANY SUCH ACTION PRIOR TO THE ANNUAL MEETING. ACCORDINGLY, THIS PROPOSAL SERVES NO PURPOSE WHATEVER. HOWEVER, TO AVOID THE EXPENSE AND DISTRACTION OF LITIGATING THE ISSUE WITH ISP, DEXTER PLANS TO PRESENT THIS PROPOSAL TO THE ANNUAL MEETING.

         Despite Dexter's belief that these proposals are invalid and unenforceable, ISP could challenge this conclusion in a court of competent jurisdiction, and the outcome of such a challenge is uncertain. ISP has commenced legal proceedings seeking to determine the legality of its proposals, but has taken no further action to advance its contentions. Indeed, it responded to Dexter's motion seeking an expedited declaration of the illegality of the Board Size Bylaw Proposal and the Additional Directors Election Proposal by asking the Court to delay any decision with respect to the lawsuit IT FILED until after the annual meeting, arguing that if ISP's proposals are not adopted, the issues will be mooted and there will be no need to decide whether its proposals are invalid. We are seeking an expedited resolution of these issues because we have serious concerns about the confusion that may be created with respect to the composition of the Board and the control of the Company following the annual meeting unless there is a decisive resolution. In addition, we believe that our shareholders should be entitled to know as a matter of law what they will be voting on at the annual meeting. Since the legality of ISP's proposals is currently being litigated, their validity and enforceability under Connecticut law will ultimately be determined by the courts. See "Certain Litigation."


         The Board of Directors is soliciting votes FOR the Company's slate of nominees for election to the Board of Directors, FOR ratification of the appointment of the firm of PricewaterhouseCoopers LLC as auditor of the Company for the year 2000 and AGAINST ISP's Director Election Proposal, Rights Plan Bylaw Proposal, Rights Plan Amendment Proposal and Bylaw Repeal Proposal (collectively, the "ISP Proposals").

         Unless contrary instructions are indicated on the WHITE proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked) will be voted:

        o FOR the election of all of the Company's nominees for directors named in this proxy statement,

        o FOR the ratification of the appointment of PricewaterhouseCoopers LLC as auditor of the Company for the year 2000, and

        o         AGAINST the ISP Proposals.

        If you specify a different choice on the proxy card, your shares will be voted as specified. Signing and dating Dexter's proxy card will have the effect of revoking any ISP proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on the ISP proxy card, notwithstanding that the Company's proxy card does not include three ISP proposals, two of which the Company believes are illegal and as a result the third is unnecessary. In the event that ISP's Board Size Bylaw Proposal, Additional Directors Election Proposal and Omnibus Proposal are introduced at the annual meeting, it is the intention of the persons named in the enclosed proxy to exercise their discretionary authority to vote AGAINST these proposals.

VOTING AND REVOCABILITY OF PROXIES

         You are urged to sign and date the enclosed WHITE proxy card and return it in the enclosed prepaid envelope whether or not you plan to attend the meeting. A person giving any proxy has the power to revoke it (whether such proxy was solicited by the Board of Directors or ISP) at any time before the voting by submitting to the Company or to ISP a written revocation or duly executed proxy bearing a later date. In addition, any shareholder who attends the meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given.

VOTING SECURITIES; QUORUM


         The only outstanding voting securities of the Company are the shares of its Common stock, par value $1 per share, xx,xxx,xxx of which were outstanding as of May 15, 2000, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote. Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, facsimile, telegram, in person or otherwise.


         Under Connecticut law and the Company's Bylaws, a majority of the number of shares of stock issued and outstanding and entitled to vote at the annual meeting must be present in person or by proxy to constitute a quorum for the transaction of business.

VOTE REQUIRED

         Under Connecticut law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.


         The Company's Bylaws provide that the Bylaws may be altered, amended or repealed, or new bylaws may be adopted, at any meeting of the shareholders, provided that such action by shareholders be by the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon. Consequently, approval of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal would require the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon. Day, Berry & Howard LLP, the Company's Connecticut counsel, has provided the Board of Directors with an opinion stating that, although the matter is not free from doubt and there are strong arguments to the contrary, they believe that a Connecticut court should conclude that the two-thirds supermajority voting requirement in the Company's Bylaws continues to be effective and prescribes the vote required to adopt the proposed Bylaw amendments submitted by ISP. ISP's proxy statement filed with the Securities and Exchange Commission ("SEC") indicates that it has received an opinion of Levett Rockwood P.C. "that, to the extent the Dexter Bylaws may require a two-thirds supermajority shareholder vote for an amendment, such provision is invalid under Connecticut law." In addition, ISP has instituted litigation in the United States District Court for the District of Connecticut seeking, among other things, to have the two-thirds supermajority voting provision contained in the Bylaws held ineffective. Dexter believes that the supermajority provision was properly adopted and is effective. Accordingly, Dexter will require that approval of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal be approved by the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon. Should the Connecticut District Court rule in favor of ISP, each of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal at the annual meeting. See "Certain Litigation."

         ISP's Rights Plan Amendment Proposal will be approved if the votes cast for the proposal exceed the votes cast against the proposal at the annual meeting.


METHOD FOR COUNTING VOTES


         Votes will be counted and certified by independent inspectors of election. Under the rules of the SEC, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals or to withhold authority for one or more of the nominees for director. Connecticut law and the Company's Bylaws require the presence of a quorum at the annual meeting. Abstentions are counted in determining whether a quorum is present but are not counted in determining the votes cast for or against any proposal. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, are not counted as votes cast for any proposal. However, because, as described above, approval of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal would require the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon, abstentions and broker non-votes will have the effect of a vote against such proposals. See "Certain Litigation."


                     BACKGROUND OF ISP'S PROXY CONTEST


         In 1998 the Company's management undertook an extensive strategic review of all the Company's businesses and operations. As part of this review process, the management reviewed its investment in its majority owned subsidiary, Life Technologies Inc. Life Technologies develops, manufactures and supplies more than 3,000 products used in life sciences, research and commercial manufacture of genetically engineered products. The Company's management concluded that it was important to acquire the remaining minority equity interest in Life Technologies that it did not own as part of its long-term strategy to focus its efforts and resources on businesses with strong market positions, and in particular to serve as the platform from which to develop a broader participation in the life sciences market. In furtherance of this strategy, on July 7, 1998, Dexter proposed to acquire the remaining outstanding shares of Life Technologies that it did not own at a price of $37.00 per share in cash. Following receipt of Dexter's proposal, the Life Technologies Board of Directors formed a special committee consisting of Thomas H. Adams, Ph.D., Frank E. Samuel, Jr. and Iain C. Wylie to consider and respond to the proposal. The special committee retained a financial advisor and legal counsel. After evaluating Dexter's proposal with the assistance of its financial and legal advisors, on September 14, 1998, the special committee determined that $37.00 per share would not adequately compensate the public shareholders for the inherent value of their shares. On October 27, 1998, the special committee informed the Life Technologies Board of Directors that the special committee was not prepared to recommend Dexter's proposal to the public shareholders. In response to the special committee's findings, Mr. K. Grahame Walker, Chairman of the Board and Chief Executive Officer of Dexter, withdrew Dexter's $37.00 per share proposal in a letter he presented to the Life Technologies Board. The letter stated:


                  "Dexter has determined that it is desirable to initiate a process to enable the LTI public stockholders to accept this attractive price in a timely manner and to end the uncertainties which have arisen over the past three-and-a-half months. Accordingly, Dexter will shortly commence a tender offer for all of the outstanding shares of LTI that it does not currently own at a cash price of $37.00 per share."


         In light of the withdrawal of Dexter's proposal, the Life Technologies Board disbanded the special committee, over the objection of its three members, because in the view of the five Dexter-affiliated directors who voted to disband the special committee there appeared to be no purpose in continuing its existence. After the special committee was disbanded, two of the three members of the special committee resigned from the Board. On November 2, 1998, Dexter commenced an all cash tender offer for the outstanding shares of Life Technologies at $37.00 per share and the tender offer would be followed by a merger in which all shares not purchased in the offer would be acquired for $37.00 per share.

         On November 16, 1998, Life Technologies filed a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC in which Life Technologies disclosed that the Life Technologies Board would remain neutral and express no opinion with respect to Dexter's tender offer, since a majority of the Life Technologies Board was affiliated with Dexter. The
Schedule 14D-9 discussed the special committee's findings, including its determination that Dexter's $37.00 per share proposal would not adequately compensate Life Technologies' public stockholders for the inherent value of their Life Technologies shares. In particular, the members of the special committee believed that Dexter's $37.00 per share proposal omitted "significant components to LTI's long term inherent value and earning power. Foremost among these is the value of the products in LTI's R&D pipeline that have not been commercialized."

         On December 7, 1998, Dexter amended its tender offer by increasing the purchase price from $37.00 per share to $39.125 per share. Dexter's offer expired on December 22, 1998, at which time Dexter purchased all shares tendered resulting in Dexter's owning approximately 71% of the outstanding shares of Life Technologies.


         Since the completion of its tender offer in December 1998, Dexter has been pursuing what it believes to be a shareholder value growth strategy by focusing on life sciences. In particular, it has been attempting to acquire 100% of Life Technologies. Virtually contemporaneously with Dexter's publicly announced efforts to maximize value for all Dexter shareholders by pursuit of its life sciences strategy, we believe ISP and its Chairman of the Board, Samuel J. Heyman, have been frustrating the Company's efforts. Specifically, as Dexter was pursuing its public tender offer at $39.125 per share in cash for all outstanding Life Technologies shares, ISP was engaged in an open-market purchase program resulting in ISP's acquiring 15% of the Life Technologies shares. On November 20, 1998, ISP filed a Schedule 13D with the SEC revealing its ownership in Life Technologies and stating that it acquired its shares because the Life Technologies shares were "substantially undervalued ," and that it considered its "equity position to be for investment purposes only." ISP said it had no present plans or intentions that would result in or relate to an acquisition of LTI, a change in LTI's board of directors or any other change in LTI's business or corporate structure, among other things. ISP's Schedule 13D revealed that ISP embarked on its open-market purchase program on September 23, 1998 by purchasing 7,500 shares at $35.75 per share.

         ISP's share ownership position and group formation, creating a block of more that 20% of the outstanding Life Technologies shares, gave it a veto over any amendments to Life Technologies' certificate of incorporation and to other extraordinary corporate transactions that did not receive the requisite Board approval. In practical effect, ISP's ownership position made it extremely difficult - if not impossible - for Dexter to pursue any value creation strategy through Life Technologies because many of the transactions or steps it might take, such as a spin-off or merger or joint venture, were likely to need ISP's cooperation. In addition, one potential merger-of-equals partner with whom Dexter had a brief discussion took the position that it could not proceed with Dexter until Dexter resolved the uncertainties posed by ISP. For these and similar reasons, Dexter believes that ISP's actions were instrumental in preventing Dexter from realizing cost savings and cash flow benefits that could have been achieved from owning 100% of Life Technologies as well as the ability to secure its platform for growth in life sciences.

         Contemporaneously with establishing its position in Life Technologies, on September 15, 1998, ISP embarked on an open-market purchase program in the Dexter shares. ISP first announced its ownership position in Dexter in a Schedule 13D filed with the SEC on April 22, 1999, once again stating that the purpose of its purchases was that the shares were "undervalued" and that it had acquired the shares "for investment purposes only." ISP continued to acquire (and on a number of occasions, sell) Dexter shares through September 1999, until its publicly reported ownership reached 9.98% of the Company's outstanding shares.

         On October 4, 1999, the Dexter Board of Directors amended the Company's Rights Agreement to change the definition of "Acquiring Person" in the Rights Agreement by lowering the beneficial ownership percentage threshold required to become an Acquiring Person, and at which the Rights become exercisable, from 20% to 11% of the common shares of the Company then outstanding and to exclude from the definition of "Acquiring Person" any person who beneficially owns less than 20% of the outstanding Dexter shares and is entitled to report its ownership on Schedule 13G under the federal securities laws. A person is entitled to file a Schedule 13G if, among other things, such person has acquired less than 20% of the securities in the ordinary course of business and not with the purpose nor the effect of changing or influencing the control of the issuer.


         At the request of Mr. Heyman, representatives of Dexter met with representatives of ISP on December 3, 1999. Dexter had requested an agenda for the meeting, but Mr. Heyman declined to provide one. At the meeting the ISP representatives expressed their belief that Life Technologies, with its higher growth and higher margins, could better fulfill its potential as an independent entity or in combination with another similarly strategically situated company, rather than in combination with Dexter. The ISP representatives argued that there are no apparent synergies between Dexter and Life Technologies that would justify Dexter's continued control of Life Technologies and, as an independent company, Life Technologies would likely have greater access to the capital markets and receive a higher level of analyst coverage. They recommended that Dexter and Life Technologies be separate corporate entities. Mr. Heyman specifically recommended that Dexter spin off Life Technologies to Dexter shareholders, which he claimed could be accomplished tax-free, a claim which he subsequently recanted after Dexter proposed a meeting of tax experts to explore whether a tax-free spinoff could work. Nevertheless, Mr. Heyman continued to say publicly that he had offered "to work with Dexter to try to develop a tax efficient strategy . . . to separate Dexter and Life Technologies" and that "a tax-free spin-off of Dexter's LTI shares is not a 'key aspect' of, or even related in any way to, ISP's $45 per share acquisition proposal."

         The December 3 meeting was rather short, approximately 45 minutes, and concluded without any mutual understanding or agreement to meet or speak again in the future. The Dexter representatives did inform the ISP representatives that they intended to give ISP's proposals additional thought and might share further reactions with ISP, but Mr. Heyman somewhat curiously indicated that he might confirm some of his own thoughts expressed in the meeting in a follow-up letter to Dexter. The Dexter representatives did not respond.


         Without giving Dexter an opportunity to explain what Dexter believed were the serious fallacies in ISP's recommendations, including the potentially enormous tax cost associated with such a separation, just 11 days later ISP proposed to acquire Dexter for $45.00 per share in cash, subject to the execution of a mutually acceptable merger agreement. In Mr. Heyman's letter of December 14, 1999, to Mr. Walker, Mr. Heyman stated:

                  "In addition, if you would provide us additional information on Dexter Corporation and Life Technologies that justifies an increased price we would be willing to pay more. We would be willing to enter into a confidentiality agreement in connection therewith (but not any such agreement that would limit our rights as shareholders)."

         It was not until ISP filed its December 14, 1999 letter in an amendment to its Schedule 13D that ISP revealed to the Dexter shareholders that it had changed its "investment only" purpose for acquiring its Dexter investment.


         Following a careful consideration of ISP's $45.00 per share proposal with its financial and legal advisors, on December 23, 1999, the Dexter Board of Directors unanimously concluded that ISP's proposal was both inadequate and contrary to the best interests of the shareholders of Dexter and rejected it. The Board's conclusions were based upon the following factors and considerations:

         o The opinion of Dexter's financial advisor, Lehman Brothers Inc., that the $45 per share was inadequate from a financial point of view
         o The fact that ISP's proposal was unfinanced and that, even if it could be financed, the resulting entity would be very highly leveraged
         o The absence of any details of the proposal, such as a merger agreement or a term sheet outlining proposed terms and conditions of an ISP acquisition
         o The Board's belief that long-term shareholder value would be better served by continued pursuit of Dexter's plan for growth through life sciences
         o Mr. Heyman's involvement with Union Carbide in 1985, CBI in 1986, Borg-Warner in 1987 and Cabot Corporation in 1988 where he generally acquired an investment in the company, made an acquisition proposal at a low price and ultimately sold his position in the company at a profit -- a pattern of which the Board was informed based on publicly available information

         In an effort to pursue aggressively a strategic plan Dexter believed would maximize value for all Dexter shareholders by focusing on life sciences, initially through the acquisition of 100% of Life Technologies, on January 20, 2000, Dexter announced that it had sent a letter to Life Technologies proposing to acquire all of the remaining outstanding Life Technologies shares that it did not own in a merger transaction at $49.00 per share in cash. Dexter's letter indicated that before a definitive agreement could be signed and before the Life Technologies Board of Directors responded to the proposal, Dexter needed appropriate indications of support for the merger from ISP and the other "group" members who filed the Schedule 13D concerning the Life Technologies shares.

         Rather than allow Dexter to pursue its growth strategy by supporting Dexter's $49.00 per share merger proposal with Life Technologies, Mr. Heyman once again embarked on what we consider to be a program of frustrating the Dexter Board's longstanding and considered strategy it believed would maximize value for all Dexter shareholders by becoming a preeminent life sciences supplier by commencing his proxy contest to elect his hand-picked directors and to seek approval of the other ISP proposals. On January 27, 2000, Mr. Heyman sent Mr. Walker a letter indicating that ISP intended to present the Board Size Bylaw Proposal, the Additional Directors Election Proposal, the Omnibus Proposal and the other ISP Proposals at the annual meeting and solicit proxies in favor of the proposals. On January 27, ISP also gave written notice to Dexter of its intention to bring these proposals before the annual meeting. Mr. Heyman's letter contained no mention of litigation. Nonetheless, in addition to diverting Dexter management's attention from the Company's business and operations with his proxy contest, Mr. Heyman also commenced litigation in support of his proxy fight in the United States District Court in the District of Connecticut. See "Certain Litigation."


         Following a special meeting of the Dexter Board of Directors on February 8, 2000, Dexter took the following actions:

         o Dexter offered both ISP and Chase Securities Inc., ISP's financial advisor, the opportunity to review confidential business and financial information for the purpose of determining whether they would be willing to increase their $45.00 per share proposal to acquire Dexter.

         o Dexter amended its rights plan to address ISP's concerns evidenced by its shareholder proposals in a manner that Dexter believes to be fair, even-handed and in the best interests of its shareholders. Specifically, Dexter amended the Rights Agreement to cause the rights to be inapplicable to any tender or exchange offer that:

                  o        is for all outstanding shares,
                  o        is fully financed,
                  o is, in the Board's reasonable judgment, substantially unconditional,
                  o remains available to Dexter shareholders for 60 days, and
                  o assuming all of the foregoing conditions are met, Dexter's investment banker opines is at a price that is fair to the Dexter shareholders.

                  See the discussion under the heading "Proposal (3) Rights Plan Bylaw Proposal."


         o Dexter requested that ISP make whatever financing commitment letters that it had received public so that shareholders could evaluate the terms, conditions and sufficiency of ISP's financing arrangements for its $45.00 per share cash proposal.


         o Dexter offered a meeting among its tax advisors and those of ISP for the purpose of understanding how ISP would separate Life Technologies on a tax-free basis.


         On Wednesday, February 23, 2000, ISP entered into a confidentiality agreement and a total of 20 different representatives of ISP, 11 different representatives of Chase Securities Inc., one representative from its legal counsel, Weil, Gotshal & Manges, LLP, and one representative of a biotechnology consulting firm visited the Dexter due diligence data room (which contains in excess of 60,000 pages of due diligence material) on 11 separate days. However, ISP never accepted Dexter's offer for a meeting among Dexter's and ISP's tax advisors in order to reach a common understanding with respect to the significant tax implications associated with separating Life Technologies from Dexter.


         Following a meeting of the Dexter Board of Directors, on Monday, February 28, 2000, Dexter issued the following press release:

         "Contact:

          Kathleen Burdett
          John Thompson
          Dexter Corporation
          (860) 292-7675
          or
          Lawrence A. Rand
          Michael Freitag
          Kekst and Company
          (212) 521-4800

         FOR IMMEDIATE RELEASE


       DEXTER BOARD AUTHORIZES EXPLORATION OF STRATEGIC ALTERNATIVES

         WINDSOR LOCKS, CONNECTICUT, February 28, 2000 -- Dexter Corporation (NYSE:DEX) said today its Board of Directors has authorized the Company's management and its financial advisor, Lehman Brothers, to explore all strategic alternatives that may be available to Dexter to maximize shareholder value in the short term.

         K. Grahame Walker, Chairman and Chief Executive Officer of Dexter, said: "Based on the current circumstances that our company is facing, our Board has decided to institute a process in which we will survey all of the Company's available options. Several specific factors contributed to the Board's decision, including the acquisition by International Specialty Products, Inc. (NYSE:ISP) of a blocking position in Life Technologies, Inc. (OTC Bulletin Board:LTEK) that made it impossible for Dexter to complete our plan to achieve 100 percent ownership of LTI as a platform for implementation of Dexter's life sciences growth strategy."

         "Rather than negotiate a reasonable exit from LTI," Mr. Walker continued, "ISP instead launched a proxy contest for control of Dexter's Board with an unfinanced and inadequate $45 negotiation proposal. The Board strongly believes and has confidence in the long-term prospects for Dexter's growth strategy. However, ISP's self-serving insistence on a debate confined to a short-term focus coupled with ISP's ability to prevent Dexter from effectively implementing its growth strategy made it necessary to explore all other options at this time."

         Dexter emphasized its Board has made no decision to sell the Company at this time, but said every available alternative -- including a merger or sale of the company, a financial restructuring, or a spin-off or sale of one or more of the Company's businesses -- would be examined and considered. In pursuit of that objective, third parties will be invited to sign confidentiality agreements, review comprehensive data room materials and receive Dexter management presentations. The Company has entered into a confidentiality agreement with ISP, and, as of February 24, three representatives of ISP and 10 representatives of ISP's financial advisor, Chase Securities, began to visit Dexter's data room. There can be no assurance that these discussions will result in a transaction or other action by Dexter.

         Any statements in this press release that are not historical facts are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission.

         Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets. . . ."


         On March 21, 2000, Mr. Walker wrote the following letter to Mr. Heyman:

         "Dear Mr. Heyman:

                  On March 10, 2000, our financial advisor Lehman Brothers sent you a letter inviting you to submit a non-binding written indication of interest for the purchase of Dexter or one or more of its businesses. Lehman's letter requested that your proposal be submitted by Noon (EST) on March 24, 2000.

                  In view of the conflict and disharmony that have plagued the contacts and communications between our two companies, I believe it is appropriate to address a few special comments to ISP alone with respect to this process.

                  First, this is a serious and deliberate process which is intended to maximize shareholder values for all Dexter shareholders in the short term. Second, the Board of Dexter is unconstrained by any objective or bias except what is best for the shareholders. Put differently, what will count in this process is price and certainty -- nothing else. Third, Lehman's invitation on our behalf is genuine because the Dexter Board wants ISP to submit its best possible competitive proposal. Please understand that Dexter will negotiate any proposal with ISP, provided the proposal is competitive as to price and likely to be consummated. Fourth, your tactics and strategy in this process are, of course, up to you and your Board, but I want to caution you it is critical to your staying in the running to acquire Dexter that you submit a competitive proposal this Friday. You can be assured that the Dexter Board will be interested only in what is submitted on Friday afternoon, and not in the rhetoric of your proxy campaign nor in some new threat of litigation.

                  Let me also remind you what I have previously advised both you and Mr. Kumar. Dexter has made an extraordinary effort to accommodate ISP in its due diligence investigation. Since February 23, a total of 19 different representatives of ISP and 11 different representatives of Chase Securities Inc. have visited the data room on 6 separate days -- a data room that contains more than 60,000 pages of materials. Seven of your representatives and 3 Chase representatives have visited on more than one occasion. A total of approximately 40 hours of data room time has been dedicated to various subgroups of these 30 people conducting your due diligence investigation. Nothing short of a voluminous quantity of information from the data room has been copied and sent to either ISP or Chase or both of you. This Thursday, March 23, we have scheduled a management presentation for 5 ISP representatives and 4 Chase representatives to be given by senior management of our corporation.

                  As I said, all proposals are due on Friday. Depending upon the responses to this invitation, we anticipate there will be a more select group of bidders proceeding into a second round. However, we are telling participants that, if the circumstances warrant, Dexter would be willing to consider and perhaps respond to a pre-emptive proposal. For this and other reasons, you should assume that the only sure means for staying in the process is to submit a competitive proposal. If you fail to do so, you will have no assurance either that you will be included in the next round or, indeed, that there will be a next round. Specifically, you should anticipate the possibility that Dexter could, in appropriate circumstances, respond to requests for a "lock-up" or "break-up" arrangements from a pre-emptive bidder that make it materially more expensive for any other bidder to compete thereafter. Naturally, if ISP would like to submit a pre-emptive proposal, we would be willing to discuss its implications with you and your advisors as well.

                  If you have any questions, let me suggest that you have Chase Securities discuss them with Lehman or Weil Gotshal discuss them with Skadden Arps.

                                                        Sincerely,

                                                        /s/ K. Grahame Walker"

         On March 23, 2000, Mr. Heyman wrote a letter to Mr. Walker stating that ISP's board had authorized an increase in the price of ISP's cash merger proposal from $45.00 to $50.00 per share. Mr. Heyman attached to this revised proposal a commitment letter from Chase Securities to provide senior credit facilities in the aggregate amount of up to $1.825 billion in order to finance ISP's acquisition of Dexter. Mr. Heyman further stated:

         "If we receive the proper cooperation from Dexter in connection with the balance of the due diligence process and Dexter can demonstrate the value of the Company would justify a higher price, we would consider increasing this price as well."

         In response to Mr. Heyman's letter, on March 23, 2000, Dexter issued the following press release:

         "Contact:

         Kathleen Burdett
         John Thompson
         Dexter Corporation
         (860) 292-7675
         or
         Lawrence A. Rand
         Michael Freitag
         Kekst and Company
         (212)521-4800

         FOR IMMEDIATE RELEASE

                     DEXTER TO REVIEW REVISED OFFER FROM ISP; CONTINUES
             EXPLORATION OF STRATEGIC ALTERNATIVES

         WINDSOR LOCKS, CONNECTICUT, March 23, 2000 - Dexter Corporation (NYSE:DEX), said today that it has received a letter from International Specialty Products (NYSE:ISP), increasing its cash merger proposal to $50 per share of Dexter common stock. Dexter's Board of Directors plans to give this revised proposal full consideration.

         As announced last February 28, the Dexter Board has authorized the Company's management and its financial advisor, Lehman Brothers, to explore all strategic alternatives that may be available to Dexter to maximize shareholder value in the short term.

         K. Grahame Walker, Chairman and Chief Executive Officer of Dexter, said: "Today's announcement from ISP confirms our view of ISP's previous proposal of $45 per share as inadequate. The Board will evaluate ISP's new proposal along with all other alternatives presented to us as part of our program to maximize value in the short term."

         As previously announced, the Dexter Board is examining and considering a wide range of alternatives - including a merger or sale of the Company, a financial restructuring, or a spin-off or sale or one or more of the Company's businesses in order to achieve maximum value for shareholders in the short term. In pursuit of that objective, 29 third parties including ISP have signed confidentiality agreements. Dexter emphasized that every available alternative will be examined and the one that will maximize the value of the Dexter shareholders' investment will be aggressively pursued. Dexter also said that there can be no assurance that these discussions will result in a transaction or other action by Dexter. . . ."

         Also, on March 23, 2000, Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, received a letter from ISP's counsel, Weil, Gotshal & Manges LLP, requesting an amendment to the Rights Plan Amendment Proposal to reflect the increase in the price of ISP's acquisition proposal from $45.00 to $50.00 per share. Dexter's counsel responded to such letter by reiterating Dexter's belief that ISP's Rights Plan Amendment Proposal is illegal and not a proper subject for action by Dexter's shareholders and suggesting that ISP consider withdrawing its Rights Plan Amendment Proposal in order to eliminate the necessity for explaining why it is advancing an amendment and resolution with a $45.00 per share floor when ISP's proposal is at $50.00 and may be some other number in the future.

         On April 2, 2000, Dexter issued the following press release:

         "Contact:

         Kathleen Burdett
         John Thompson
         Dexter Corporation
         (860) 292-7675
         or
         Lawrence A. Rand
         Michael Freitag
         Kekst and Company
         (212)521-4800

         FOR IMMEDIATE RELEASES

                     DEXTER PLEASED WITH FIRST STAGE OF PROGRAM TO
             MAXIMIZE SHAREHOLDER VALUE POSTPONES ANNUAL MEETING
             TO COMPLETE SALE PROCESS

         WINDSOR LOCKS, CONNECTICUT, April 2, 2000 - Dexter Corporation (NYSE:DEX) announced today that the results of the first stage of its program to maximize the short-term value of its shareholders' investment were very positive. Dexter said that it had received several indications of interest in acquiring the entire company and had also received multiple indications of interest in Dexter's various constituent businesses. Dexter added that selected potential merger partners and buyers are currently receiving management presentations, facility tours and data room access.

         K. Grahame Walker, Chairman of the Board and Chief Executive Officer of Dexter said, "We are very pleased with the results of the first stage of our sale process. Our first priority is to maximize the value of our shareholders' investment in the short term and based on progress to date we expect to be in a position to make a definitive announcement in the next few weeks or so. In the meantime, we are reinforced by the strong support we have received from our shareholders who wish to see the sale process concluded in a deliberate, orderly and successful manner. Based on this and other factors, our Board of Directors has determined to postpone our Annual Meeting of Shareholders until June 30, 2000. Of course, it is our objective to present a definitive transaction to our shareholders well before that date."

         Dexter said that its Annual Meeting had been previously scheduled for April 27, 2000. The Company noted that completion of definitive proxy materials for the meeting had been delayed by the introduction of illegal shareholder proposals by International Specialty Products Inc. (ISP) as part of its proxy campaign to seize control of Dexter's Board at the Annual Meeting. The Company also said that it had submitted a motion to the court in ISP's lawsuit against the Company seeking to have ISP's attempt to pack Dexter's Board with seven new ISP designees declared illegal. ISP sought to have a decision on this motion deferred. Dexter said it remains hopeful that a decision on this motion will be forthcoming promptly. Dexter cautioned shareholders that there can be no assurance that its discussions to sell the Company will result in the consummation of a sale transaction. . . ."

         Between April 3 and April 18, 2000, various interested parties that had submitted indications of interest in acquiring all or part of Dexter, were provided management presentations, conducted site visits of Dexter's facilities and reviewed the due diligence materials in Dexter's data room.

         By letter dated, April 12, 2000, each party participating in the second stage of the sale process, including ISP, was advised by Lehman Brothers that final bids would be due on April 19, 2000, and what the procedures would be for submitting definitive acquisition proposals. Bidders were requested to submit proposals to acquire both the Dexter shares as well as the Life Technologies shares not owned by Dexter. The Lehman Brothers' bid letter also required that each proposal "remain open until May 19, 2000, unless rejected earlier in writing by Dexter."

         Subsequently, Dexter's legal counsel distributed forms of acquisition agreements for both Dexter and Life Technologies to each of the bidders along with an invitation to negotiate the terms of the agreements in advance of the April 19, 2000, submission date. ISP declined this invitation.

         Following the April 19, 2000 bid submission deadline, on April 20, 2000, ISP submitted a proposal only to acquire the outstanding common stock of Dexter but declined to include a proposal to acquire the publicly-held shares of Life Technologies. ISP offered to acquire the Dexter shares at a price per share of $50.00 plus one "contingent value right." The contingent value rights purported to allow Dexter's shareholders to participate in the proceeds from a subsequent sale by ISP of Dexter's shares in Life Technologies if such sale occurred on or prior to September 30, 2001 and the sale price for the shares of Life Technologies was greater than $50.00 per share. However, the term sheet for the contingent value rights provided to Dexter imposed no obligation on ISP to sell Life Technologies in advance of September, 2001. Furthermore, ISP intended to cap the value each right holder would receive to $10.00 per contingent value right The terms of contingent value rights also provided that if ISP were to sell less than 100% of Life Technologies, ISP's shares and Dexter's shares of Life Technologies would be included in the sale on a pro rata basis. CONTRARY TO ISP'S STATEMENT THAT "DEXTER HAS NOT YET PROVIDED CERTAIN ITEMS REQUESTED BY ISP," ISP'S APRIL 20, 2000 PROPOSAL STATES "ISP'S PROPOSAL IS NOT CONDITIONED ON FURTHER DUE DILIGENCE." In addition, contrary to the instructions provided to ISP by Lehman Brothers as to the length of time bids should remain open, ISP's proposal indicated that it would expire on Monday, April 24, 2000, unless Dexter commenced substantive negotiations with ISP before that time. Following receipt of ISP's proposal, ISP's representatives were advised that Dexter's Board would not be meeting until that Monday afternoon and thus the deadline for their bid was unreasonable.

         Following a meeting of the Dexter Board of Directors, on April 24, 2000, Dexter issued the following press release:

         "Contact:

         Kathleen Burdett
         John Thompson
         Dexter Corporation
         (860) 292-7675
         or
         Lawrence A. Rand
         Michael Freitag
         Kekst and Company
         (212)521-4800

         FOR IMMEDIATE RELEASE

                       DEXTER CONTINUES DELIBERATIONS

         WINDSOR LOCKS, CONNECTICUT, April 24, 2000 - Dexter Corporation (NYSE-DEX) announced that its Board of Directors had met today to review the status of its exploration of alternatives to maximize shareholder value in the short term. The Board received reports concerning proposals received and other pertinent developments. The Board reached no conclusions, but authorized management and its advisors to proceed with next steps in the process. . . ."

         On May 1, 2000, Mr. Heyman sent a letter to Mr. Walker stating that ". . . ISP is terminating further discussions with Dexter and continuing its proxy contest . . . ." In response to Mr. Heyman's letter, on May 2, 2000, Mr. Walker sent the following letter to Mr. Heyman:

         "Dear Mr. Heyman:

                  This is in reply to your letter of May 1, 2000, which came as a total surprise. The reasons you assign for your precipitous and very public new position require some rebuttal.

                  In discussing your April 20 proposal, our representatives expressed to yours the Board's desire for the best possible economics on the best possible contract terms. If you choose to translate those objectives into a characterization of your proposal as unacceptable, so be it. Your suggestion that our representatives "refused to meet" with yours over the April 22-23 weekend does not reflect the facts. In fact, Dexter's representatives offered not only to meet with ISP's representatives, but also to negotiate a transaction if ISP submitted a proposal at a "compelling price," which ISP refused to do. Nonetheless, our representatives were told by yours in telephone discussions that occurred during the April 22-23 weekend that they believed ISP's proposal had flexibility to be increased. Moreover, in response to ISP's self-imposed deadline of Monday, April 24, 2000, our representatives told yours that the Dexter Board would not be meeting until Monday afternoon when it would consider its alternatives. Promptly following the Board meeting, on Monday evening our representatives called yours and said the Board was prepared to authorize a transaction with ISP at a price higher than what ISP was offering and invited ISP to negotiate. Your representatives refused and demanded that ISP be shown all of the bids received by Dexter in its value maximization process, a demand which on its face was unreasonable.

                  Your suggestion that Dexter refused to provide ISP with information regarding third party interest in Life Technologies is entirely inaccurate. Not only did Dexter introduce ISP last Thursday to a third party bidder for Life Technologies that had indicated strong interest at an attractive value, but Dexter also acceded to ISP's demand (which was made a non-negotiable condition of proceeding) that Dexter be excluded from any discussions between ISP and the third party. In view of the facts, your contention is hardly credible. Moreover, your position is even less credible when considered in light of the facts that ISP never had a meeting with the third party, that ISP demanded to know the third party's bid as a condition of the meeting and that there were no conversations at all between ISP and the third party after last Sunday.

                  Your contention regarding a "creditable alternative to [ISP's] proposals for the Company" is similarly untenable. The problem here is not creditable alternatives. The problem is ISP's determination to frustrate the Board's efforts on behalf of stockholders, to seize control of Dexter as cheaply as possible and to dispose of Life Technologies at a price which allows ISP to keep Dexter's wholly-owned businesses at minimal cost. It is for these reasons that the Dexter Board must be in charge of conducting the auction process. ISP is not interested in paying fair value for the Dexter wholly-owned businesses, nor is it interested in any bidder willing to do so. Based on ISP's conduct during the course of the last weekend, ISP's interest in a Life Technologies bidder only extends to the price such party will pay ISP for that business, an approach which we have previously illustrated to be tax inefficient.

                  We will continue to move forward with our program to maximize value in the short term for all Dexter stockholders, which may result in the sale of the assets you are interested to acquire.

                                                      Sincerely,

                                                      /s/ K. Grahame Walker"


         On May 2, 2000, Mr. Heyman sent the following letter to Mr. Walker:


         "Dear Grahame:

                  While I believe your May 2nd letter is filled with mischaracterizations, inaccuracies and irrelevancies, it is not productive for you and I to engage in a debate about "who said or did what to whom." Parenthetically, at Dexter's request, we had agreed to keep discussions to which you refer "confidential" - an agreement which we have honored and you have now chosen to ignore.

                  The simple fact of the matter is that we have made, in our view, a fair and full offer for Dexter - which Dexter has seen fit to reject. Notwithstanding Dexter's rhetoric and repeated optimistic prognostications as to its progress with respect to the bidding process, we believe that our offer is still the best offer for Dexter, and if your company has a better one, we can only assume that it would have been disclosed by now.

                  Your threats to dismember the company with the piecemeal sale of one or more businesses smacks of scorched-earth tactics which, while they may operate to entrench your management, may only destroy shareholder value for Dexter shareholders.

                  Finally, whatever our differences, we believe that Dexter has a legal and moral obligation to let its shareholders decide what is in their best interests, and we trust that you will hold to your previously announced commitment to present any transaction to Dexter shareholders for their approval.

                                                       Sincerely,

                                                       /s/ Samuel J. Heyman"

         On May 5, 2000, ISP filed revised proxy materials in which it stated that the "ISP proposal still stands at $50 per share in cash." Based on the information contained in ISP's proxy materials, it appears that ISP has eliminated their offer of Contingent Value Rights included in its April 20 proposal thereby eliminating the additional value their representatives suggested was attributable to such rights


         No assurance can be given that shareholder value will be increased if the ISP Proposals are rejected and the Board of Directors' proposal to elect the Company's slate of nominees is adopted. In addition, no assurance can be given that shareholder value will be increased if the ISP Proposals are adopted and the Board of Directors' proposal to elect the Company's slate of nominees is rejected.


                     PROPOSAL (1) ELECTION OF DIRECTORS

         The Company's Restated Certificate of Incorporation and Bylaws provide for three classes of directorships, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the authority granted to the Board in Article VII of the Restated Certificate of Incorporation, the Board of Directors has determined that effective on the date of the 2000 annual meeting, the number of directors is fixed at ten, three in the class whose term expires in 2001, four in the class whose term expires in 2002 and three in the class whose term expires in 2003. At the 2000 annual meeting, three directors are to be elected, all of whom shall constitute the class whose term will expire in 2003. The Board of Directors has nominated Messrs. Charles H. Curl, Peter G. Kelly and Jean-Francois Saglio, who are currently serving as directors, having been elected to serve for their present terms at the annual meeting in 1997. Each nominee has consented to serve for the specified term. It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Curl, Kelly and Saglio, whose terms will expire in 2003.

         If for any reason any nominee should be unavailable to serve as a director at the time of the meeting, a contingency which the Board of Directors does not expect, the shares represented by the accompanying proxy may be voted for the election in his stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all such nominees. Nominees shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present in person or by proxy. An abstention shall be included in the determination of the number of shares present and voting, but shall not be counted as a vote in favor of the election of a nominee. Broker non-votes shall not be counted for any purpose.


         ISP is seeking the election of a slate of three directors. The Dexter Board of Directors believes that the election of ISP's nominees would not be in your best interests. Your Board opposes the election of ISP's nominees for several reasons. First, since the end of April ISP has made the following public statements regarding its desire to acquire
Dexter:

                  o April 20 -- "For each issued and outstanding share of common stock of Dexter, ISP will (a) pay $50 per share in cash and (b) issue one
                           Contingent Value Right. . . .The CVRs are
                           intended to allow Dexter shareholders to participate in the proceeds from a sale by ISP of Dexter's shares of Life Technologies, Inc. at a price in excess of $50 per share."

                  o May 1 -- ". . . ISP is terminating further discussions with Dexter and continuing its proxy contest . . . ."

                  o May 2 -- "The simple fact of the matter is that we have made, in our view, a fair and full offer for Dexter. . . ."

                  o May 4 -- "The purpose of our proposals is to facilitate [ISP's merger proposal] or a superior proposal, in which you would receive AT LEAST $50 per share in cash although there can be no assurance that the adoption of [ISP's] proposals will result in the consummation of such a transaction." (Emphasis added.)

         We continue to have grave concerns about ISP's conviction and bona fides about acquiring Dexter -- and especially at a price and on terms that we believe represent maximum value for all our shareholders. Moreover, ISP continues to refuse to present a proposal to acquire the publicly traded minority shares of Life Technologies. At the same time, when ISP asked to engage in discussions with interested buyers for Life Technologies, Dexter introduced ISP to a third party bidder for Life Technologies that had indicated strong interest at an attractive value, and Dexter acceded to ISP's insistence that Dexter be excluded from any discussions between ISP and the third party. However, ISP never had a meeting with the third party because ISP demanded to know the third party's bid as a condition of the meeting, which we understand the third party declined to do at that time. We have also repeatedly asked ISP to submit a proposal to acquire Dexter's wholly owned businesses, but ISP has repeatedly declined to do so, indicating its strong interest in acquiring the entire company. It is these contradictory indications that cause the Dexter Board of Directors to believe that if ISP's nominees were to be elected they would pursue a course which is not in your best interests.

         The Dexter Board of Directors continues to believe that it is in the best position to be an impartial auctioneer for the sale of the Company -- in its entirety or by business unit -- in order to maximize value for all of the Dexter shareholders. However, no assurance can be given that our program will maximize shareholder value. As described more fully below, while they would have a fiduciary duty to the Dexter shareholders, we believe that Mr. Heyman and ISP have a multitude of conflicts of interest. For example, Mr. Heyman as Chairman of the Board of ISP is legally bound to protect and promote the interests of ISP shareholders, whose interests run directly counter to those of the Dexter shareholders. The protection of the interests of ISP shareholders may require that the interests of Dexter shareholders be directly damaged and undermined. We believe Mr. Heyman as the controlling shareholder of ISP is driven by the same conflicting interests. More fundamentally, ISP claims to be a prospective purchaser of Dexter, which places Mr. Heyman and ISP's CEO Sunil Kumar directly and irreconcilably in conflict with Dexter and certainly bars them from participating in deliberations addressing the sale of Dexter. In simplest terms, their interest as directors of ISP is to help ISP to acquire Dexter for the LOWEST PRICE POSSIBLE, not the HIGHEST PRICE, as must be the objective of the Dexter Board. ISP's proxy materials state that neither Mr. Heyman nor Mr. Kumar will participate in Dexter Board action relating to an ISP acquisition proposal or any other business combination transaction while an ISP proposal is in effect. Mr. Heyman as a director and as the controlling shareholder of ISP and Mr. Kumar as a director and the CEO of ISP have a different and even more irreconcilable conflict by reason of ISP's ownership of both Dexter shares and Life Technologies shares. As a result, in every decision involving the relative values of Dexter (excluding Life Technologies) and Life Technologies, we believe ISP has a fundamentally different and conflicting interest from that of the Dexter shareholders.


         Your Board also believes that independence and experience are key qualifications for a director of the Company, particularly in light of the Company's previously announced decision to explore all strategic alternatives that may be available to maximize shareholder value in the short term. The Board believes that the ISP nominees lack these qualities. Two of ISP's nominees -- Samuel Heyman and Sunil Kumar -- are officers and directors of ISP. The Board believes they would be committed first and foremost to furthering ISP's interests by virtue of their affiliation with ISP rather than your interests. According to ISP's proxy statement, ISP's other hand-picked nominee, Phillip Peller, is a retired accountant who does not serve on the board of directors of any public company and does not appear to have had any business experience in the industries in which the Company operates. Additional information concerning the backgrounds and experience of ISP's nominees is set forth in the proxy statement being furnished by ISP in connection with its solicitation of proxies from the Company's shareholders and, in accordance with Rule 14a-5(c) under the Exchange Act, such information is incorporated herein by reference.


         The Board of Directors believes that Dexter's nominees, on the other hand, are independent, familiar with the Company and its businesses and operations and are committed to exploring all strategic alternatives that may be available to maximize shareholder value. However, no assurance can be given that our program will maximize shareholder value.


         FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES YOU WOULD BE FAR BETTER SERVED BY ELECTING THE COMPANY'S NOMINEES -- CHARLES H. CURL, PETER G. KELLY AND JEAN-FRANCOIS SAGLIO -- TO THE BOARD, AND YOU ARE URGED TO VOTE FOR THESE INDIVIDUALS ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY ISP.

         No assurance can be given that shareholder value will be increased if the ISP Proposals are rejected and the Board of Directors' proposal to elect the Company's slate of nominees is adopted. In addition, no assurance can be given that shareholder value will be increased if the ISP Proposals are adopted and the Board of Directors' proposal to elect the Company's slate of nominees is rejected.

         The following information relates to the Company's nominees for reelection at the 2000 annual meeting, the other directors and the named executive officers of the Company, who include the chief executive officer and the other four most highly compensated executive officers of the Company. There are no family relationships among the directors and executive officers of the Company. The Board of Directors held ten meetings in 1999.



DEXTER NOMINEES FOR DIRECTORS

Terms Expiring in 2003:
                        CHARLES H. CURL                 Director since 1992

           [PHOTO] Mr. Curl, age 51, has been president of Curl &Associates (independent management consulting firm) since prior to 1995.

                              Mr. Curl is on the Environmental & Safety
                              Committee.

                              PETER G. KELLY              Director since 1994

                              Mr. Kelly, age 62, has been senior principal of Updike, Kelly & Spellacy, P.C., a Hartford, Connecticut-based law firm, since 1999 and chairman of the firm from prior to 1995 to 1999. Mr. Kelly has been chairman of Meridian Worldwide LLC (public affairs firm) and Meridian Americas LLC (public affairs firm) since 1998. From 1997 to 1998, Mr. Kelly was chairman of the professional advisory council of C.I.S. Strategies, Ltd. (division of The PBN Company), and since 1999 has been chairman of The PBN Company (public relations firm). From prior to 1995 to 1996, Mr. Kelly was chairman of Black, Manafort, Stone [PHOTO] & Kelly, a subsidiary of Burson-Marsteller (worldwide public relations firm). Mr. Kelly was also the managing director of Black, Kelly, Scruggs & Healy, a subsidiary of Burson-Marsteller, from 1996 to 1997. Mr. Kelly is a director of Phillips Screw Corp. (manufacturer and licensor) and a director of Life Technologies, Inc. (life science/ biotechnology products), an affiliate of the Company.

                              Mr. Kelly is on the Audit Committee and the Environmental & Safety Committee.

                              JEAN-FRANCOIS SAGLIO         Director since 1991

           [PHOTO] Mr. Saglio, age 63, has been president of ERSO (a consulting company in France) since 1994.
                              From prior to 1994 to 1995, he was senior vice president of CEA Industrie (industrial and financial holding company of the French Atomic Energy Commission). Mr. Saglio is a former member of the cabinet of M. Pompidou, President of France, and also served as director of the French Administration of Environment Protection. Mr. Saglio is a director of EEM (a French investment fund).

                              Mr. Saglio is on the Environmental & Safety
                              Committee.


DIRECTORS CONTINUING IN
OFFICE

Term expiring in 2002:
                              HENRIETTA HOLSMAN FORE      Director since 1996

                              Mrs. Fore, age 51, has been chairman and chief executive officer of Holsman International (investment and management company) and chairman and president of Stockton Products,
           [PHOTO] formerly Stockton Wire Products (manufacturer of wire and steel building materials and additives) since prior to 1995. She is a director of HSB Group, Inc. (equipment insurance and engineering services).

                              Mrs. Fore is on the Compensation & Organization Committee.

                              BERNARD M. FOX              Director since 1990

                              Mr. Fox, age 57, has been a senior advisor to Dignitas Partners, a private equity capital general partnership, since 1999 and has been an independent consultant to corporations and clients on strategic, energy and marketing issues since September 1997. Mr. Fox had been President
           [PHOTO] since chief executive officer of Northeast Utilities (public utility holding company) since prior to 1995 and had been chairman since August 1995, until his retirement in September 1997. Mr. Fox is on the Advisory
                              Board of Cheng Power Systems, Inc. (advanced electrical generation technology).

                              Mr. Fox is Chairman of the Audit Committee and is on the Compensation & Organization Committee.

                              K. GRAHAME WALKER          Director since 1989

                              Mr. Walker, age 62, has been chairman and chief executive officer of the Company since prior to 1995. Mr. Walker was President of the Company
           [PHOTO] since prior to 1995 until September 1999. He is chairman of the board of directors of Life Technologies, Inc.


                              GEORGE M. WHITESIDES       Director since 1985

                              Dr. Whitesides, age 60, has been a professor of
                              chemistry at Harvard University since prior to
                              1995.  Dr. Whitesides is a director of Advanced
                              Magnetics, Inc. (medical diagnostic products),
                              Hyperion Catalysis, Inc.(medical products) and
           [PHOTO]            is a director of Life Technologies, Inc.

                              Dr. Whitesides is Chairman of the Environmental & Safety Committee and is on the Audit Committee.

Term Expiring in 2001:
                              ROBERT M. FUREK           Director since 1990

                              Mr. Furek, age 57, has been chairman of the State Board of Trustees for the Hartford, Connecticut public school system since June 1997. Mr. Furek is also a partner in Resolute Partners, a private equity investment firm. Mr. Furek served as president and chief executive officer of
           [PHOTO] Heublein, Inc. (wine and spirits producer) from prior to 1995 until his retirement in December 1996. Mr. Furek is a director of Massachusetts Mutual Life Insurance Company (insurance) and Ikon Office Solutions, Inc. (business communication products and services).

                              Mr. Furek is Chairman of the Compensation &
                              Organization Committee and is on the Audit
                              Committee.


                              MARTHA CLARK GOSS          Director since 1992

           [PHOTO] Mrs. Goss, age 50, has been the chief financial officer of The Capital Markets Company
                              (private investment consulting and software solutions firm) since October 1999. Mrs. Goss was vice president and chief financial officer of Booz, Allen & Hamilton Inc. from July 1995 to October 1999. From prior to 1995 to July 1995, Mrs. Goss was a senior vice president of The Prudential Insurance Company of America. From prior to 1995 to July 1995, Mrs. Goss was the enterprise control officer of The Prudential Insurance Company of
                              America. Mrs. Goss is a director of Foster
                              Wheeler Corporation (engineering,
                              construction and manufacturing).

                              Mrs. Goss is on the Compensation & Organization Committee and the Audit Committee.

                              EDGAR G. HOTARD           Director since 1996

                              Mr. Hotard, age 56, has been an independent consultant to corporations since January 1999. Mr. Hotard served as chief operating officer of Praxair, Inc. (industrial gases supplier) from December 1997 to December 1998 and as President
           [PHOTO] of Praxair since prior to 1995 to December 1998. Mr. Hotard is a director of Global Industries, Ltd. (offshore oil and gas engineering and construction) and Iwatani Industrial Gases Corp. (industrial gases supplier in Japan).

                              Mr. Hotard is on the Compensation & Organization Committee and the Environmental & Safety Committee.



COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has appointed a Compensation & Organization Committee, an Audit Committee, and an Environmental & Safety Committee.

         The Compensation & Organization Committee is composed of the following five members, none of whom is an officer or employee of the Company or its subsidiaries: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss, and Edgar G. Hotard. This Committee monitors the Company's compensation policy, with particular emphasis on officer remuneration matters. It also serves as a nominating committee for the Board of Directors, oversees organizational matters for the Company and the Board of Directors, and administers the granting of restricted stock and stock options under the 1999 Long Term Incentive Plan (the "1999 Plan"). Six meetings of the Compensation & Organization Committee were held in 1999, and five meetings have been scheduled for 2000.

         The Audit Committee is composed of the following five members, none of whom is an officer or employee of the Company or its subsidiaries:
Bernard M. Fox, Chairman, Robert M. Furek, Martha Clark Goss, Peter G. Kelly, and George M. Whitesides. The Audit Committee's meetings include, as a matter of course, private sessions with the Company's independent certified public accountants and internal auditors. The Audit Committee recommends the selection of independent accountants to the Board of Directors and is concerned with the scope and quality of audit and quarterly reviews performed by the independent accountants as well as other services provided by them to the Company. The Audit Committee monitors the Company's Code of Conduct, the integrity of officers, accounting policies, internal controls and the quality of accounting and published financial statements. Three meetings of the Audit Committee were held in 1999, and three meetings have been scheduled for 2000.

         The Environmental & Safety Committee is composed of the following five members: George M. Whitesides, Chairman, Charles H. Curl, Edgar G. Hotard, Peter G. Kelly, and Jean-Francois Saglio. The Environmental & Safety Committee monitors and evaluates the Company's environmental and safety policies and practices and makes recommendations in respect thereof to the Board of Directors. Three meetings of the Environmental & Safety Committee were held in 1999, and three meetings have been scheduled for 2000.

         During 1999, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors.

COMPENSATION OF DIRECTORS

         In 1999, each director of the Company who was not an officer of the Company or a subsidiary received (a) a fee of $1,000 for each meeting of the Board (with the exception of meetings not held at the Company's headquarters, for which a fee of $2,000 was paid), and (b) a fee of $1,000 for each meeting of a permanent committee of the Board. For 1999, the annual retainers for serving on the Board of Directors of the Company and for serving as Chairman of a permanent committee were $20,000 and $4,000, respectively. Under the 1996 Non- Employee Directors' Stock Plan, as amended, each director receives 50% of his or her annual retainer in the form of common stock and may also elect to receive all or a portion of the remainder of his or her retainer in the form of common stock.


         Pursuant to the 1996 Non-Employee Directors' Stock Plan (the "1996 Plan") on April 22, 1999, Messrs. Curl, Fox, Furek and Hotard and Mrs. Fore each elected to receive all of the remainder of the retainer in stock, and accordingly received an aggregate of 621 shares of the Company's common stock, issued at fair market value, as such term is defined in the 1996 Plan. Messrs. Kelly, Saglio and Whitesides and Mrs. Goss each received 50% of their retainer in stock, and accordingly received 310 shares of the Company's common stock which were issued at fair market value, as such term is defined in the 1996 Plan. In addition, on December 31, 1999, each outside director was granted 300 shares of the Company's common stock pursuant to the Company's 1994 Stock Plan for Outside Directors which were issued at fair market value, as such term is defined in that plan. As of December 31, 1999, the aggregate value computed as of the respective dates of grant of the shares of the Company's common stock received by Messrs. Curl, Fox, Furek and Hotard and Mrs. Fore was $31,760. The aggregate value computed as of the respective dates of grant of the shares of the Company's common stock received by Messrs. Kelly, Saglio and Whitesides and Mrs. Goss was $21,749.


CERTAIN TRANSACTIONS AND LEGAL MATTERS

         Section 16(a) of the Exchange Act, requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock to file with the SEC and the New York Stock Exchange reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of the Company. These persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company, the Company believes that, during 1999, its directors, executive officers and holders of more than 10% of the Company's Common stock complied with all applicable Section 16(a) filing requirements.


             PROPOSAL (2) RATIFICATION OF SELECTION OF AUDITOR

         The Board of Directors, upon recommendation of its Audit
Committee, has selected the firm of PricewaterhouseCoopers LLC
("PricewaterhouseCoopers"), independent certified public accountants, to audit the accounts of the Company for the year 2000, and it is proposed that the selection of such firm be ratified by the shareholders at the annual meeting.

         PricewaterhouseCoopers audited the accounts of the Company and certain employee benefit plans for the year 1999. In connection with its audit function, PricewaterhouseCoopers reviewed the Company's 1999 quarterly and annual reports to its shareholders and certain filings with the SEC. In addition, during 1999, PricewaterhouseCoopers provided other professional services to the Company.

         The Audit Committee approved in advance the nature of the professional services for which the Company retained the firm of PricewaterhouseCoopers, considering the possible effect of such retention on the independence of such firm, and has determined that the services provided were within the scope of such approval. PricewaterhouseCoopers has no interest, financial or otherwise, direct or indirect, in the Company other than as independent accountants.

         Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS AS AUDITOR OF THE ACCOUNTS OF THE COMPANY FOR THE YEAR 2000.


                  PROPOSAL (3) RIGHTS PLAN BYLAW PROPOSAL

         Summary of ISP Proposal


         ISP is proposing that shareholders approve a resolution to amend the Company's Bylaws to require the Board of Directors to amend the Rights Agreement, dated as of August 23, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, as amended (the "Rights Agreement") to make the Rights inapplicable to any offers meeting the criteria set forth in the Rights Plan Amendment Proposal, provided such proposal is approved by the shareholders, or redeem the rights issued under the agreement if shareholders adopt a special resolution requiring the Board to do so. In addition, the proposed Bylaw amendment would require the Board of Directors to obtain shareholder approval prior to adopting any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to make or has the effect of making acquisitions of large holdings of the Company's shares of stock more difficult or expensive. By its terms the Rights Plan Bylaw Amendment would also require shareholder approval to alter, amend or repeal the Bylaw amendment, and under applicable Connecticut law, if validly adopted, the Bylaw amendment would not be able to be altered, amended or repealed by the Dexter Board of Directors. Proposal (4), the Rights Plan Amendment Proposal, is conditioned on the approval of the Rights Plan Bylaw Proposal. The complete text of ISP's resolution implementing the Rights Plan Bylaw Proposal is attached to this Proxy Statement as Annex I.


         Your Company's Response


         Your Board of Directors has received the opinion of Day, Berry & Howard LLP, its Connecticut counsel, that, although there are no controlling Connecticut cases directly on point, a Connecticut court presented with the questions of the appropriateness of shareholder action of the Rights Plan Bylaw Proposal (and Proposal (4) Rights Plan Amendment Proposal ) and their validity would hold that they are invalid and unenforceable under Connecticut law and are not proper subjects for shareholder vote. The opinion states:

         o The Proposal is not a proper subject for action by the shareholders of the Company because it would violate both
                  Section 33-640(b)of the Connecticut Business Corporation Act, which sets forth the permitted content of bylaws, and also Section 33-735(b), which requires that a limit on the authority of a corporation's board of directors must appear in its certificate of incorporation or in an agreement to which all of its shareholders have subscribed.

         o The Proposal also negates the power over the terms, form and content of rights which Section 33- 675 of the Connecticut Business Corporation Act (authorizing Connecticut corporations to issue rights for the purchase of their shares), clearly grants to the Company's Board of Directors and specifies that the Board shall exercise.

         o By conflicting with the Board's authority under Section 33-675, the Proposal would be "inconsistent with law" and thus is invalid under Section 33-640(b) of the Connecticut Business Corporation Act.

         In addition to its belief that this Proposal is illegal, the Board of Directors believes that adoption of the Bylaw amendment relating to the Rights Agreement proposed by ISP would not be in the best interests of the Company or its shareholders, and would, in fact, expose shareholders to coercive tender offers and undervalued takeover bids without adequate protection. The legality of ISP's proposals is currently being litigated and their validity and enforceability under Connecticut law will ultimately be determined by the courts.

         As ISP correctly stated in its proxy statement:

                  "Poison pills are considered extremely potent corporate takeover defense mechanisms, and Dexter's existing Rights Agreement may be viewed as being aligned with shareholder interests. Proponents of poison pills assert that rights plans, such as the Rights Agreement, enable the board to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, and thereby giving the board the flexibility to explore alternative strategies for maximizing shareholder value. It has been argued that poison pills deter abusive takeover tactics. PROPONENTS OF POISON PILLS ALSO ASSERT THAT RIGHTS PLANS PROVIDED INCENTIVES FOR A POTENTIAL BIDDER TO NEGOTIATE IN GOOD FAITH WITH THE BOARD, AND THAT SUCH NEGOTIATIONS ARE LIKELY TO MAXIMIZE VALUE FOR SHAREHOLDERS BY SOLICITING THE HIGHEST POSSIBLE PRICE FROM THE BIDDER."
         (Emphasis added.)


         It is precisely for these reasons that Dexter adopted a rights agreement and has caused it to remain in place. The Company believes that the current Board is in the best position to evaluate and negotiate on behalf of all shareholders any potential offer and to develop alternatives to maximize shareholder value. The Rights Agreement is designed to encourage prospective acquirors to negotiate directly with the Board of Directors, and in the Board's view, the Rights Agreement provides the Board necessary flexibility in such negotiations. The Rights Agreement protects shareholders against abusive takeover tactics that do not treat all shareholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs.

         Dexter's shareholders are also protected from abusive takeover practices by Dexter's Certificate of Incorporation, Bylaws and the Connecticut Business Corporation Law. Dexter's Certificate of Incorporation provides that: (1) directors serve staggered terms, preventing any independent shareholder or group of shareholders from gaining a majority of the seats on Dexter's Board in a single year, and (2) Dexter is authorized to issue "blank check" preferred stock which can be used to dilute the ownership or voting power of a bidder not approved by the Board. Dexter's Bylaws provide that a special meeting of shareholders may be called by the chief executive officer, the Board of Directors and at the written request of 35% of the outstanding common stock. The Connecticut Business Corporation Law provides that: (1) certain transactions, including mergers, with a beneficial owner of more than 10% of a company's voting stock are subject to approval by the company's board, 80% of the voting power of the outstanding shares and 66-2/3% of voting power of the disinterested shareholders, unless certain "fair price" requirements are met, (2) business combinations with a beneficial owner of more than 10% of a company's voting stock are prohibited for five years, unless, prior to the date on which the party became a 10% beneficial owner, either the business combination or the share purchase making such person a 10% beneficial owner was approved by the company's board, (3) action may be taken without a meeting if consent in writing is signed by all of the persons who would be entitled to vote upon such action at a meeting, and (4) in deciding on mergers and other business combinations, directors must consider the long-term and short-term interests of the corporation and its shareholders, the interests of employees, customers, creditors and suppliers, and community and societal considerations.


         ISP's proxy statement states:

                  "Our Poison Pill Bylaw Proposal and Poison Pill Amendment Proposal, taken together, would in effect remove Dexter's poison pill with respect to any offer for all outstanding Dexter shares for at least $45 per share in cash."

The Dexter Board determined in December of 1999 that ISP's original offer of $45 per share was inadequate. More importantly, on March 23, 2000, Mr. Heyman increased the price of ISP's cash merger proposal from $45.00 to $50.00 per share. Also, on March 23, 2000, Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, received a letter from ISP's counsel, Weil, Gotshal & Manges LLP, requesting an amendment to the Rights Plan Amendment Proposal to reflect the increase in the price of ISP's acquisition proposal from $45.00 to $50.00 per share. Dexter's counsel responded to such letter by reiterating Dexter's belief that ISP's Rights Plan Amendment Proposal is illegal and not a proper subject for action by Dexter's shareholders and suggesting that ISP consider withdrawing its Rights Plan Amendment Proposal in order to eliminate the necessity for explaining why it is advancing an amendment and resolution with a $45.00 per share floor when ISP's proposal is at $50.00 and may be some other number in the future. WE BELIEVE THAT ISP'S COUNSEL'S LETTER EXHIBITS QUITE CLEARLY AND SIMPLY ONE OF THE PROBLEMS WITH THE RIGHTS PLAN BYLAW PROPOSAL AND THE RIGHTS PLAN AMENDMENT PROPOSAL -- THAT IS, INCLUDING A SPECIFIC PRICE IN THE RIGHTS PLAN AMENDMENT PROPOSAL CAUSES THESE PROPOSALS AT ANY GIVEN TIME NOT TO PROTECT THE BEST INTERESTS OF THE DEXTER SHAREHOLDERS. Notwithstanding all the positive attributes that the Company's rights plan afforded the Dexter shareholders prior to its amendment on February 8, 2000, the Board of Directors decided to address in what it believes to be a fair and constructive manner the concerns raised by Mr. Heyman about the applicability of the Company's Rights Agreement to certain offers or transactions.


         Poison pills tend to be criticized generally on the grounds that they force potential investors to negotiate potential acquisitions with management, instead of making their offer directly to the shareholders. Poison pills can pose an obstacle to a takeover such that management becomes entrenched, which adversely affects shareholder value and can deter acquisition offers that would be in the best interests of shareholders. The effect of a rights plan is to render more difficult the assumption of control by a principal shareholder, and thus make more difficult the removal of management, even if such removal would be beneficial to shareholders. In order to ensure that you receive what the Board believes would be the maximum value for your Dexter shares, the Board authorized, among other things, an amendment to the Company's Rights Agreement causing the rights to be inapplicable to any tender or exchange offer that:

         o        is for all outstanding Dexter shares,
         o        is fully financed,
         o is, in the Board's reasonable judgment, substantially unconditional,
         o        remains available to Dexter shareholders for 60 days, and
         o assuming all of the foregoing conditions are met, Dexter's investment banker opines is at a price that is fair to the Dexter shareholders.

         An acquisition of 11% of the common shares of Dexter that does not meet the criteria listed above would trigger the rights under Dexter's Rights Agreement, except in the case where the acquiring party is the beneficial owner of less than 20% of the outstanding shares of the Company and is entitled to report its ownership on Schedule 13G under the federal securities laws.


         DEXTER BELIEVES THAT THE FEBRUARY AMENDMENT TO ITS RIGHTS PLAN IS IN YOUR BEST INTERESTS AND APPROPRIATELY ADDRESSED ANY CONCERNS THAT ISP MAY HAVE REGARDING YOUR BOARD NOT ACTING IN YOUR BEST INTERESTS WITH RESPECT TO AN ACQUISITION PROPOSAL THAT MAXIMIZES SHAREHOLDER VALUE. We believe that any objections that Mr. Heyman has to this action are nothing more than self-serving complaints because ISP may not be able to acquire your company on terms and conditions that Mr. Heyman sets and that he believes are best for him and the shareholders of ISP. We believe Mr. Heyman has an inherent conflict of interest, being a shareholder in both Dexter and Life Technologies and being the Chairman of the Board of ISP. By virtue of ISP's larger percentage ownership interest in Life Technologies than in Dexter, we believe Mr. Heyman's primary interest is in maximizing the value of his Life Technologies investment rather than maximizing the value of the Dexter shares -- particularly when you consider the conflict Mr. Heyman has as Chairman of ISP and his fiduciary obligation to act in the best of interests of the ISP shareholders. Mr. Heyman's proxy materials recite that neither he nor Sunil Kumar would participate in any Dexter Board action relating to an ISP acquisition proposal or any other business combination transaction while an ISP proposal is in effect and would act in accordance with their fiduciary duties to the Dexter shareholders with respect to any action they take as Dexter directors. However, we cannot understand how Mr. Heyman and ISP can act in your best interests with all the other constituencies they have to serve.

         Dexter believes that the Rights Plan Bylaw Proposal is invalid under Connecticut law because it is an impermissible attempt to circumscribe the authority of Dexter's Board to determine the terms and conditions of the Company's Rights Agreement. Under the relevant provision of the Connecticut Business Corporation Act, Section 33-735, the fundamental power to run a corporation rests with its board of directors, and the only permissible limitations on this authority are provisions that are set forth in the Company's certificate of incorporation. Despite this clear mandate, Dexter believes ISP is attempting to impose such a restriction on the Dexter Board through an impermissible bylaw amendment. Moreover, the Connecticut Business Corporation Act, Section 33-675, grants the Board exclusive statutory authority to determine the details regarding the Company's Rights Agreement. For these reasons, Dexter does not plan to implement the actions contemplated by the Rights Plan Bylaw Proposal, whatever the outcome of the vote is. However, in order to give shareholders the opportunity to moot the issue by voting this proposal down, Dexter will present it to the annual meeting. The legality of ISP's proposals is currently being litigated and their validity and enforceability under Connecticut law will ultimately be determined by the courts.

         Finally, we would like to re-emphasize one particularly important fact in this context. The Board of Dexter has clearly and unambiguously declared that it is exploring alternatives to maximize shareholder value in the short term. This declaration necessarily excludes any attempt to utilize the Rights Plan to keep Dexter independent in the face of a business combination proposal that is fair and capable of being consummated. It is equally exclusive of any effort to discriminate among bidders on any basis except what is in your best interests as a group. However, no assurance can be given that our program will maximize shareholder value. Please remember that ISP is a bidder in the Board's value maximization process; ISP is not a fiduciary with the highest duty of care and loyalty to you charged with protecting your interests exclusively. It is important to understand what this means: ISP's Rights Plan proposals with respect to the Rights Plan are not only illegal -- more significantly, we believe, they are self-serving because they could eliminate one of the tools your Board could use to make sure you get the best price for your shares. YOU CAN BE ASSURED THAT WHEN THE NEW CONDITIONS OF THE RIGHTS PLAN ARE SATISFIED -- OFFER FOR 100% OF THE SHARES, FULLY FINANCED, UNCONDITIONAL AND OPEN FOR 60 DAYS SO NO ONE MISSED OUT -- YOUR BOARD WILL BE ASKING LEHMAN BROTHERS INC. FOR AN OPINION THAT THE OFFER IS FAIR.


         No assurance can be given that shareholder value will be increased if the ISP Proposals are rejected and the Board of Directors' proposal to elect the Company's slate of nominees is adopted. In addition, no assurance can be given that shareholder value will be increased if the ISP Proposals are adopted and the Board of Directors' proposal to elect the Company's slate of nominees is rejected.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE RIGHTS PLAN BYLAW PROPOSAL (PROPOSAL 3) .

                PROPOSAL (4) RIGHTS PLAN AMENDMENT PROPOSAL

         Summary of ISP Proposal

         In connection with the Rights Plan Bylaw Proposal, ISP is proposing the adoption of a special shareholder resolution. The resolution will require the Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding shares of Common Stock at a price of at least $45.00 per share in cash. The Rights Plan Amendment Proposal is conditioned on the approval of Proposal (3), the Rights Plan Bylaw Proposal. The complete text of ISP's resolution implementing the Rights Plan Amendment Proposal is attached to this Proxy Statement as Annex II.

         Your Company's Response


         As discussed above under "Proposal (3) Rights Plan Bylaw Proposal--Your Company's Response," we believe that the ISP Proposals, including the Rights Plan Amendment Proposal, were designed to ensure that ISP would succeed in acquiring your Company at a price and on terms that were acceptable to it but that did not represent the maximum value obtainable for all Dexter shareholders. The Rights Plan Amendment Proposal is designed to cause the Company to amend the Rights Agreement to make the rights inapplicable to any offer for all of the Company's outstanding shares for consideration of at least $45.00 in cash--a price that your Board has previously determined to be inadequate. Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, received a letter from ISP's counsel, Weil, Gotshal & Manges LLP, requesting an amendment to the Rights Plan Amendment Proposal to reflect the increase in the price of ISP's acquisition proposal from $45.00 to $50.00 per share. Dexter's counsel responded to such letter by reiterating Dexter's belief that ISP's Rights Plan Amendment Proposal is illegal and not a proper subject for action by Dexter's shareholders and suggesting that ISP consider withdrawing its Rights Plan Amendment Proposal in order to eliminate the necessity for explaining why it is advancing an amendment and resolution with a $45.00 per share floor when ISP's proposal is at $50.00 and may be some other number in the future. Moreover, as discussed above, the Company amended the Rights Agreement to address the concerns raised by ISP about the applicability of the Rights Agreement to certain offers or transactions in what the Board believes is a fair and constructive manner. No assurance can be given that shareholder value will be increased if the ISP Proposals are rejected and the Board of Directors' proposal to elect the Company's slate of nominees is adopted. In addition, no assurance can be given that shareholder value will be increased if the ISP Proposals are adopted and the Board of Directors' proposal to elect the Company's slate of nominees is rejected.

         You should also be aware that the Company received the opinion of Day, Berry & Howard LLP, its Connecticut counsel, that, although there are no controlling Connecticut cases directly on point, a Connecticut court presented with the questions of the appropriateness of shareholder action of this proposal and its validity would hold that it is invalid and unenforceable under Connecticut law. The opinion states that the Rights Plan Amendment Proposal would seek to control the judgment and decision-making authority which the Dexter Board has under Section 33-735(b) of the Connecticut Business Corporation Act in a manner not authorized under such Section of the Connecticut statute, and would diminish the mandated authority of the Dexter Board under Section 33-675 of the Connecticut Business Corporation Act to determine the terms, form and content of rights.

         As also discussed above under "Proposal (3) Rights Plan Bylaw Proposal -- Your Company's Response," it is Dexter's position that ISP's Rights Plan Amendment Proposal is an impermissible attempt to circumscribe the authority of Dexter's Board to determine the terms and conditions of the Company's Rights Agreement. Under the relevant provision of the Connecticut Business Corporation Act, Section 33-735, the fundamental power to run a corporation rests with its board of directors, and the only permissible limitations on this authority are provisions that are set forth in the Company's certificate of incorporation. Despite this clear mandate, Dexter believes ISP is attempting to impose such a restriction on the Dexter Board through an impermissible bylaw amendment and resolution. Moreover, the Connecticut Business Corporation Act, Section 33-675, grants the Board exclusive statutory authority to determine the details regarding the Company's Rights Agreement. For these reasons, Dexter does not plan to implement the actions contemplated by the Rights Plan Amendment Proposal, whatever the outcome of the vote is. However, in order to give shareholders the opportunity to moot the issue by voting this proposal down, Dexter will present it to the annual meeting. The legality of ISP's proposals is currently being litigated and their validity and enforceability under Connecticut law will ultimately be determined by the courts.


         FOR THESE REASONS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE RIGHTS PLAN AMENDMENT PROPOSAL (PROPOSAL 4).


                     PROPOSAL (5) BYLAW REPEAL PROPOSAL

         Summary of ISP Proposal

          ISP is proposing to repeal any Bylaw amendments adopted by the Board between February 26, 1999 and the date of the 2000 annual meeting. The complete text of ISP's resolution implementing the Bylaw Repeal Proposal is attached to this Proxy Statement as Annex III.

         Your Company's Response

         The Company's Bylaws provide that the directors may alter, amend or repeal any bylaw other than bylaws adopted by the Dexter shareholders that expressly provide they may not be altered, amended or repealed by the directors. The Dexter Board has neither adopted nor amended or repealed any provisions of its Bylaws since February 26, 1999. In addition, the Board has not taken any other action during this time period with respect to the Bylaws. Moreover, the Board does not intend to take any action in connection with its Bylaws that would frustrate any third party proposal that the Board believes will maximize the value of your shares. Accordingly, this proposal is illusory and any vote cast for this proposal will be of no effect.

         FOR THESE REASONS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE BYLAW REPEAL PROPOSAL (PROPOSAL 5).


                     COMPENSATION OF EXECUTIVE OFFICERS

         The following table contains information concerning compensation paid or to be paid to the chief executive officer ("CEO") and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.



                         SUMMARY COMPENSATION TABLE


                                                                                                 LONG TERM
                                                                                               COMPENSATION

                                 ANNUAL COMPENSATION                                              AWARDS
NAME, AGE,
PRINCIPAL POSITION                                                                                                   ALL OTHER
AND EXPERIENCE                                                  OTHER ANNUAL(1)     RESTRICTED STOCK     OPTIONS      COMPENS-
WITH THE COMPANY             YEAR     SALARY($)      BONUS($)   COMPENSATION($)       AWARDS($)(2)        (#)        ATION($)(3)
----------------             ----     ---------      --------   ---------------      --------------      ----        -----------

K. Grahame Walker, 62        1999       692,500         539,630      10,010        363,600            55,000          192,171
  Chairman and
  Chief Executive Officer    1998       660,000         164,835        9,239       384,100            64,000          130,894
  since 1993, President      1997       615,563         461,670        9,025       373,438            55,000          168,321
  from 1993 to Sept. 1999

Kathleen Burdett, 44         1999       275,500         180,330          762       170,438            17,500           54,411
  Vice President and
  Chief Financial Officer,   1998       261,250          57,420          692       183,700            16,000           46,535
  since 1995                 1997       247,000         156,730          789       164,313            10,000           63,057

David G. Gordon, 48          1999       256,333         124,537        1,051       132,563            15,000           46,645
  President and Chief
  Operating Officer since    1998       223,750          39,774          580       125,250            15,000           30,739
  September 1999
  (Vice President and        1997       211,000          83,084       44,271       119,500            10,000           45,760
  President, Nonwoven
  Materials  Business 1996
  to Sept. 1999; President
  of D&S Plastics
  International from
  prior to 1995 to 1996)



John D. Thompson, 50         1999       219,750         143,840           927      124,988            15,000           43,191
  Senior Vice President,     1998       211,000          44,270             0      125,250            15,000           36,588
  Strategic and Business
  Development since 1995     1997       203,125         122,050         1,020      119,500             6,000           47,531

Bruce H. Beatt, 47           1999       220,250         114,420           929      124,988             9,000           40,195
  Vice President, General    1998       209,875          36,690           857      125,250             8,000           32,424
  Counsel and Secretary      1997       201,625         106,730           608      119,500             6,000           42,399
  since 1992


----------

(1) The other annual compensation reported above includes the amounts paid by the Company to the executive officers for reimbursement of income taxes incurred by the executive officers in connection with the term life insurance premiums paid by the Company on the executive officers' behalf. For
             David G. Gordon, the other annual compensation reported above also includes relocation expenses of $43,356 in 1997.

(2) The restricted stock awards reported above, which were made pursuant to the 1999 Plan in 1999, show the dollar value of such awards on the date of grant. As of December 31, 1999, the aggregate number and value of restricted shares held by the named executive officers are as follows: K. Grahame Walker --
             51,434 shares, $2,044,502; Kathleen Burdett -- 21,142 shares,
             $840,395; David G. Gordon -- 11,460 shares, $455,535; John D.
             Thompson - 14,796 shares, $588,141 and Bruce H. Beatt --
             13,972 Shares, $555,387. Unless and until the restricted shares are forfeited, dividends will be paid on such shares.
             Additional information regarding the restricted shares issued to the named executive officers is set forth below under the heading "Long Term Incentive Plan -- Awards in Last Fiscal
             Year."

(3) The other compensation reported above for all executive officers is composed of five principal components: (a) the contribution payable under the Dexter ESPRIT Plan, (b) the benefit payable under the Amended and Restated Retirement
             Equalization Plan, and (c) term life insurance premiums. The respective amounts for each of the named executive officers are as follows: K. Grahame Walker -- $19,378, $160,820 and
             $11,966; Kathleen Burdett -- $19,232, $34,319 and $860; David
             G. Gordon -- $19,286, $26,103 and $1,256; John D. Thompson --
             $19,259, $22,824 and $1,108; and Bruce H. Beatt -- $19,151,
             $19,934 and $1,110.


OPTION GRANTS IN LAST FISCAL YEAR

                  The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

                     OPTION GRANTS IN LAST FISCAL YEAR
                             INDIVIDUAL GRANTS



                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                                  AT ASSUMED
                         NUMBER OF        % OF TOTAL                                         ANNUAL RATES OF STOCK
                         SECURITIES        OPTIONS                                            PRICE APPRECIATION
                         UNDERLYING       GRANTED TO       EXERCISE                             FOR OPTION TERM
                          OPTIONS        EMPLOYEES IN        PRICE        EXPIRATION        5%               10%
NAME                    GRANTED (#)      FISCAL YEAR       ($/SHARE)         DATE         ($)(A)           ($)(A)

K. Grahame Walker          18,333            7.7%       $37.7188        April 22, 2005    $235,176        $533,533
                           18,333            7.7%       $37.7188        April 22, 2006    $281,509        $656,037
                           18,334            7.7%       $37.7188        April 22, 2007    $330,178        $790,833

Kathleen Burdett            5,833            2.4%       $37.7188        April 22, 2005    $ 74,826        $169,754
                            5,833            2.4%       $37.7188        April 22, 2006    $ 89,586        $208,731
                            5,834            2.4%       $37.7188        April 22, 2007    $105,065        $251,648

David G. Gordon             5,000            2.1%       $37.7188        April 22, 2005    $ 64,140        $145,512
                            5,000            2.1%       $37.7188        April 22, 2006    $ 76,777        $178,922
                            5,000            2.1%       $37.7188        April 22, 2007    $ 90,045        $215,674

John D. Thompson            3,000            1.3%       $37.7188        April 22, 2005    $ 38,484        $ 87,307
                            3,000            1.3%       $37.7188        April 22, 2006    $ 46,066        $107,353
                            3,000            1.3%       $37.7188        April 22, 2007    $ 54,027        $129,404

Bruce H. Beatt              3,000            1.3%       $37.7188        April 22, 2005    $ 38,484        $ 87,307
                            3,000            1.3%       $37.7188        April 22, 2006    $ 46,066        $107,353
                            3,000            1.3%       $37.7188        April 22, 2007    $ 54,027        $129,404
----------
(a)          The five percent and ten percent rates of appreciation were set by the Securities and Exchange Commission and are not
             intended to forecast future appreciation of the Company's
             common stock.


The option grants described in the foregoing table were made pursuant to the 1999 Plan. On April 22, 1999, three grants of stock options were made to each of the above-named executive officers. The first grant will vest on April 22, 2000, the second grant will vest on April 22, 2001, and the third grant will vest on April 22, 2002. All grants become exercisable without regard to any performance-based conditions upon vesting. All options expire five years after vesting. The exercise price for all options granted in 1999 under the 1999 Plan is the fair market value per share of the Company's common stock on the date of grant and is not subject to change. The 1999 Plan permits the grant of stock appreciation rights in tandem with options or as freestanding awards.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The table set forth below discloses certain information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options.



 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                           NUMBER OF               VALUE OF
                                                          SECURITIES              UNEXERCISED
                                                          UNDERLYING             IN-THE-MONEY
                                                          UNEXERCISED          OPTIONS AND SARS
                                                       OPTIONS AND SARS         AT FY-END($)(A)
                                                         AT FY-END(#)
                            SHARES
                          ACQUIRED ON    VALUE             EXERCISABLE/             EXERCISABLE/

         NAME             EXERCISE(#)   REALIZED          UNEXERCISABLE            UNEXERCISABLE

K. Grahame Walker.....      21,666      $ 196,869        101,500 / 116,001     $1,003,634 / $291,618

Kathleen Burdett......       4,000      $  16,167          19,333 / 31,501         $174,212 / 68,261

David G. Gordon.......         414      $   4,428          29,586 / 28,334        $300,610 / $63,183

John D. Thompson......       2,000      $  10,062          13,000 / 16,334        $132,427 / $37,906

Bruce H. Beatt........       2,666      $  21,434          12,834 / 16,334        $130,041 / $37,906

----------

(a) The value of unexercised options was determined using the closing price of the Company's common stock as of December 31, 1999.



LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

         The table set forth below discloses certain information concerning the grant of restricted shares of the Company's common stock during the last completed fiscal year to the executive officers named in the Summary Compensation Table. The grants were made pursuant to the 1999 Plan.

           LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR



                           NUMBER OF       PERFORMANCE
                            SHARES,          OR OTHER
                             UNITS         PERIOD UNTIL
                           OR OTHER       MATURATION OR                     ESTIMATED FUTURE PAYOUTS UNDER
         NAME               RIGHTS          PAYOUT(A)                         NON-STOCK PRICE-BASED PLANS
                           --------        ----------
                                                           --------------------------------------------------------------
                                                                THRESHOLD(B)           TARGET(C)            MAXIMUM(C)
                                                                (# OF SHARES)          (# OF SHARES)        (# OF SHARES)

K. Grahame Walker             9,600       April 22, 2002             2,400                 9,600                 9,600
Kathleen Burdett              4,500       April 22, 2002             1,125                 4,500                 4,500
David G. Gordon               3,500       April 22, 2002               875                 3,500                 3,500
John D. Thompson              3,300       April 22, 2002               825                 3,300                 3,300
Bruce H. Beatt                3,300       April 22, 2002               825                 3,300                 3,300
----------

(a) The restricted shares reported in this table were granted to the named executive officers on April 22, 1999, and are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial targets during the three year period commencing on January 1, 1999 and ending on December 31, 2001 ("performance target restrictions"), and (b) restrictions based on continuous employment by the Company over specified periods of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares granted to each executive officer are subject to both performance target restrictions and time-lapse restrictions. The remaining twenty-five percent are subject solely to time-lapse restrictions, which will lapse if the executive officer remains in the Company's employment through the date set forth in this column.

(b) If the Company fails to achieve at least 85% of the financial targets established for the performance target restrictions, then all the shares subject to performance target restrictions will be forfeited. Thus, the "Threshold" amount shown in this column is the number of restricted shares which are subject solely to time-lapse restrictions.

(c) The "Target" amount reflects the number of shares for which the performance restrictions will lapse if the Company achieves 100% of the financial targets. No additional shares will be awarded if the Company achieves more than 100% of the financial targets.
         Accordingly, the "Maximum" amount is the same as the "Target" amount.


PENSION PLANS

         The Company maintains the Dexter Pension Plan for the employees of certain business units. Employees are eligible to participate in the pension plan after one year of service and after attaining age 21 and become fully vested after five years of service. The annual benefit payable upon normal retirement is equal to the sum of: (i) 1.5% of a participant's average compensation times the participant's years of service prior to January 1, 1976; (ii) 1% of the participant's average annual compensation times the participant's years of service after December 31, 1975; and (iii)
 .5% of the participant's average annual compensation in excess of Social Security covered compensation times the participant's years of service after December 31, 1975. For purposes of calculating the annual benefit, a participant shall be credited with no more than 35 years of service. The annual benefit payable upon normal retirement (age 65) is reduced or increased, respectively, if the participant elects an early or postponed retirement. Mr. Walker, while employed by a business unit of the Company, participated in the pension plan. The estimated annual benefit payable under the pension plan to Mr. Walker upon normal retirement is $47,018. Ms. Burdett, Mr. Gordon, Mr. Thompson and Mr. Beatt are not participants in the Company's pension plan.

         John D. Thompson, while an employee of Life Technologies, Inc. ("LTI"), participated in the LTI Pension Plan. Mr. Thompson is fully vested in the LTI Pension Plan. Under the LTI Pension Plan, normal retirement age is 65, and actuarially reduced benefits are available to participants who are age 55 and have ten years of service. In general, under the LTI Pension Plan, the participant accrues an annual retirement benefit equal to 1% of the participant's final five-year average LTI compensation times the number of years of service credited after October 31, 1975. Eligible compensation is defined as salary, hourly wages, bonus and commissions. The estimated annual benefit payable to Mr. Thompson under the LTI Pension Plan upon normal retirement is $23,201.

         The Company has a supplemental retirement plan intended to provide retirement benefits, supplementing those provided under other plans, to certain executive officers and key employees. The executive officers named in the Summary Compensation Table are participants in the supplemental retirement plan. Upon retirement, participants are entitled to receive an annual benefit equal to 55% of their average final compensation (the annual average of (a) salaries, and (b) cash incentive payments, during the highest 60 consecutive calendar months of a participant's last ten years as a participant in the plan) less all other retirement benefits received (including the full primary Social Security benefit and all retirement benefits from other Company-related plans and plans of other employers). Unless otherwise stipulated by the Board of Directors, such annual benefit will be reduced ratably for employment of less than, and will not be increased for employment of more than, 20 years of service with the Company.

         The following table shows the estimated annual benefit (prior to an offset for other retirement benefits received) which participants are entitled to receive under the supplemental retirement plan, on a straight life annuity basis assuming retirement at age 65 in the indicated compensation classification with certain years of service. If the annual retirement benefits payable to a participant under other Company-related plans and plans of other employers (plus his or her primary Social Security benefit) exceed the annual retirement benefit shown in the table, the participant will instead receive the benefits payable under those other plans.


    AVERAGE
     FINAL                               YEARS OF SERVICE
  COMPENSATION           15          20          25          30        35
  ------------

        $125,000      $51,563     $68,750      $68,750     $68,750   $68,750
         150,000       61,875      82,500       82,500      82,500    82,500
         175,000       72,188      96,250       96,250      96,250    96,250
         200,000       82,500     110,000      110,000     110,000   110,000
         225,000       92,813     123,750      123,750     123,750   123,750
         250,000      103,125     137,500      137,500     137,500   137,500
         300,000      123,750     165,000      165,000     165,000   165,000
         350,000      144,375     192,500      192,500     192,500   192,500
         400,000      165,000     220,000      220,000     220,000   220,000
         450,000      185,625     247,500      247,500     247,500   247,500
         500,000      206,250     275,000      275,000     275,000   275,000

         The number of credited years of service as of December 31, 1999 is 34 for K. Grahame Walker, 18 for Kathleen Burdett, 24 for David G. Gordon, 21 for John D. Thompson and 9 for Bruce H. Beatt.

SEVERANCE AGREEMENTS

         The Company has entered into agreements with the executive officers named in the Summary Compensation Table and with certain other executive officers and key employees of the Company which, in the event of a change of control, as such term is defined in the agreements, provide for certain benefits. Agreements entered into by the Company and the executive officers named in the Summary Compensation Table provide for benefits in the following circumstances:

         o involuntary termination of the individual's employment within 395 days of the occurrence of the change in control for reasons other than death, permanent disability, attainment of age 65 or cause;

         o resignation within 395 days of the occurrence of the change of control for good reason; and

         o resignation for any reason during the thirty-day period immediately preceding the expiration of the severance period.

In such circumstances, the employee shall be entitled to a severance payment equal to a certain percentage (200% in the case of the executive officers named in the Summary Compensation Table) of (i) the employee's base salary at the time of termination or resignation, and (ii) the highest annual incentive compensation paid in any of the three full years immediately prior to the change of control. In addition, the employee will be entitled to a continuation of certain employee welfare benefits for a certain period (two years in the case of the executive officers named in the Summary Compensation Table) provided by the Company on the date of the change in control, and the employee will be credited with a certain number of additional years of service (two in the case of the executive officers named in the Summary Compensation Table) for retirement income plan purposes. The employees are also entitled to receive additional payments, if necessary, to reimburse the employee for (i) any legal expenses, plus interest thereon, incurred in enforcing or defending a severance agreement, and (ii) any excise tax liability that may be imposed by reason of Section 4999 of the Internal Revenue Code. For purposes of the severance agreements, the term "change of control" generally means:

         o a person acquires beneficial ownership of 19% or more of the Company's common stock;

         o certain changes in the composition of a majority of the Company's board of directors from such composition on September 20, 1999, except such changes approved by two-thirds of such directors;

         o except as otherwise specifically provided for in the agreements the Company is reorganized, merged, consolidated or sells, or otherwise disposes of substantially all of its assets; or

         o approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         The provisions of the severance agreements will therefore be triggered if the Connecticut District Court were to uphold the validity of the Board Size Bylaw Proposal and the Additional Directors Election Proposal and each such proposal were to receive the legally requisite vote for approval by the Dexter shareholders. See the discussion under the headings "Proxy Statement" and "Certain Litigation."

              REPORT OF COMPENSATION & ORGANIZATION COMMITTEE
                         ON EXECUTIVE COMPENSATION

         The Compensation & Organization Committee ("Compensation Committee") is responsible for, among other things, establishing the compensation policies applicable to executive officers of the Company. The Compensation Committee is composed exclusively of outside directors. There are presently five members: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss and Edgar G. Hotard.

OVERALL POLICY

         The Company's executive compensation program is designed to be linked to corporate performance and return to shareholders. Of particular importance to the Company is its ability to grow and enhance its long-term competitiveness. Shorter term performance, although scrutinized by the Compensation Committee, stands behind the issue of furthering the Company's strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to growth of the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

         Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation, based on compensation surveys prepared by independent compensation consultants, of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to a peer group of public corporations (the "Compensation Peer Group") which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. There are currently 17 companies in the Compensation Peer Group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company at a level which is at the median paid for such positions by the Compensation Peer Group. A variety of other factors, however, including position and time in position, experience, and both company performance and individual performance, will have an impact on individual compensation amounts.

         The Compensation Committee believes that the Compensation Peer Group represents the group of companies for which remuneration data is available that compete most directly with the Company for executive talent. It should be noted that, while there are overlaps, the Compensation Peer Group is composed of a different group of companies than is contained in either of the indices used in the performance graph contained in this proxy statement.

         The Compensation Committee approves the compensation of the executive officers of the Company, including the individuals whose compensation is detailed in this proxy statement, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This is designed to ensure consistency throughout the executive compensation program.

         The key elements of the Company's executive compensation program in 1999 consisted of base salary, annual incentive compensation and long term incentive compensation in the form of stock options and restricted stock awards. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below.

BASE SALARIES

         Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the position held, contribution toward achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at companies within the Compensation Peer Group.

         In establishing the CEO's base salary, the Compensation Committee took into account the salaries of chief executive officers at companies within the Compensation Peer Group and the CEO's leadership in shaping and implementing the strategy of the Company to become focused on the technologies and markets that will generate future earnings growth. Based upon this evaluation, the Compensation Committee established a base salary of $700,000 for the period commencing April 1, 1999 and ending March 31, 2000, an increase of 4.5% over the $670,000 base salary paid to him during the immediately preceding 12 month period.

ANNUAL INCENTIVE COMPENSATION

         Annual incentive compensation accounts for a significant percentage of each executive officer's compensation. Executive officers of the Company (other than the CEO) participate in the Company's Executive Incentive Compensation Plan, and the CEO participates in the Company's Senior Management Executive Incentive Plan, which was designed to conform with the requirements of Internal Revenue Code Section 162(m). (These plans are collectively referred to herein as the EIC Plans.) The EIC Plans are designed to compensate executives for performance that increases shareholder value over time, and are reviewed annually by the Compensation Committee.

         Each of the EIC Plans has two performance components: (1) corporate and/or business unit financial performance and (2) an assessment of the executive's individual performance. Each year the Compensation Committee reviews the specific financial measures to be used and approves the target payout amounts for all executive officers of the Company. The target payouts are determined by reference to each executive's job classification as determined pursuant to a Hay point system. The Hay point system evaluates jobs according to the knowledge required to do the job, the intensity of thinking needed to solve the problems commonly faced, and the accountability of the position. In 1999, the sole financial measure for corporate financial performance, which was approved by the Compensation Committee, was earnings per share. The financial measures used in 1999 for individual businesses, on the other hand, included several from a variety of factors, such as sales growth, growth in operating earnings, and return on investment. These factors were weighted differently for each business to reflect the corporate management's assessment of those issues that were in need of emphasis, all in accordance with the Company's strategic plan.

         The four most highly compensated executive officers other than the CEO were eligible to receive incentive compensation payouts in 1999 of specified amounts of their base salaries in the event that financial performance targets were fully achieved. Such payouts were subject to further adjustment, up or down, based upon management's assessment of individual performance. Based upon these factors, the actual payout amounts for these individuals ranged from approximately 49% to approximately 65% of their base salaries. The assessment of management as to the performance of these individuals did not result in a significant (over 10%) reduction or increase in the amount of the payout.

         The CEO was eligible to receive an incentive compensation payout in 1999 equal to 75% of his base salary in the event that financial performance targets were fully achieved (or more if they were exceeded). There was no reduction or increase in the CEO's incentive compensation payout based on an assessment of the CEO's individual performance. Because earnings per share slightly exceeded the targeted amount established by the Compensation Committee for 1999, a target that, in the opinion of the Compensation Committee, was aggressive and required significant efforts on the part of the CEO, the CEO's actual payout was approximately 78% of his base salary, or $539,630. This represents an increase from the $164,835 of incentive compensation paid to the CEO in 1998, when the targeted goals were not met.

         It should be emphasized that the Company's EIC Plans are pay-for-performance plans and, as a result, payments under such plans vary from year to year depending upon the Company's financial performance. In years in which performance targets have been met, such as 1999, there has been a full payout of incentive compensation to the CEO. In years in which the targets have not been met, on the other hand, such as 1998, such payouts have been reduced.

         Because the purpose of the EIC Plans is to reward performance that increases shareholder value over time, the Compensation Committee requires that the overall corporate return to shareholders, apart from unusual items, exceeds the cost of capital for the Company as a whole before any executive incentive compensation is paid. There are also minimum thresholds established for payouts to corporate and business unit employees.

STOCK OPTIONS

         The third component of executive compensation is the Company's stock option program, pursuant to which the Company has granted to executive officers and other senior management options to purchase shares of its common stock. Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant, vest over three years and expire five years from the date of vesting.

         A total of 240,000 options were granted to executive officers and other senior management in 1999 under the 1999 Long Term Incentive Plan ("1999 Plan"), 55,000 of which were granted to the CEO and 50,500 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of stock options granted in 1999 were determined by reference to the long term compensation for comparable positions at companies within the Compensation Peer Group and based upon an assessment of individual performance.

RESTRICTED STOCK AWARDS

         The final component of executive compensation is restricted stock, which the Company granted in 1999 to executive officers and other senior management under the 1999 Plan.

         A total of 60,000 shares of restricted stock were granted to executive officers and other senior management in 1999, 9,600 of which were granted to the CEO and 14,600 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of restricted stock awards granted in 1999 were determined by reference to the long term compensation for comparable positions at companies within the Compensation Peer Group and based upon an assessment of individual performance.

         Restricted stock awards are intended to align the interests of executives with those of the shareholders. The shares of restricted stock issued to executive officers and other senior management in 1999 are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial performance targets during the three year period commencing on January 1, 1999 and ending on December 31, 2001 ("performance target restrictions") and (b) restrictions based on continuous employment of the recipient over a specified period of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares issued in 1999 are subject to both performance target restrictions and time-lapse restrictions. The remaining 25 percent of the restricted shares are subject solely to time-lapse restrictions. This approach is intended to incentivize the creation of shareholder value over the long term.

         In 1995, the Compensation Committee established guidelines for ownership of Dexter common stock by executive officers. Under these guidelines, each executive officer is expected to own, within three years of becoming an executive officer, Dexter common stock with a value of between two to four times his or her base salary, depending upon the individual's position with the Company. As of December 31, 1999, these ownership guidelines have been met.

DEDUCTIBILITY OF COMPENSATION

         Internal Revenue Code Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is $1 million per individual, per year, subject to certain specified exceptions. All compensation payments in 1999 to the five executive officers named in the Summary Compensation Table will be fully deductible. The Company has procedures in place to assure that compensation paid to executive officers continues to be fully deductible in the future.

CONCLUSION

         Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation over the long term. The Compensation Committee intends to continue and strengthen the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.


Compensation & Organization Committee

Robert M. Furek, Chairman
Henrietta Holsman Fore
Bernard M. Fox
Martha Clark Goss
Edgar G. Hotard

PERFORMANCE GRAPH

         The following graph shows how an initial investment of $100 in the Company's common stock would have compared to an equal investment in the S&P 500 Index or in the S&P Specialty Chemicals Index over the five-year period beginning December 31, 1994 and ending December 31, 1999. The graph reflects reinvestment of all dividends.

         NOTE: The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's common stock.

                          COMPARISON OF FIVE YEAR
                    CUMULATIVE TOTAL SHAREHOLDER RETURN

           (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1993)



DEXTER CORPORATION PERFORMANCE GRAPH


                                                              S&P Specialty
                     Dexter Corporation   S&P 500 Index      Chemicals Index

1994                      $100.00            $100.00             $100.00
1995                      $112.73            $137.58             $131.44
1996                      $156.70            $169.17             $134.81
1997                      $218.11            $225.60             $166.94
1998                      $164.05            $290.08             $142.17
1999                      $213.33            $351.12             $157.37


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is composed of five members: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss, and Edgar G. Hotard. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. In 1999, none of the members of the Compensation Committee had any relationship requiring disclosure in accordance with Item 402(j)(3) of Regulation S-K of the SEC.


                             CERTAIN LITIGATION


ISP ACTION

         On January 27, 2000, ISP commenced a lawsuit against Dexter and certain members of Dexter's Board of Directors in the United States District Court for the District of Connecticut entitled INTERNATIONAL SPECIALTY PRODUCTS INC. AND ISP INVESTMENTS INC. V. DEXTER CORPORATION, ET AL., Civil Action No. 3:00 CV 157 (JBA). The complaint alleges, among other things, that Article X of Dexter's Bylaws (insofar as it may provide for a two-thirds supermajority vote of the shareholders to amend the bylaws) violates Section 33-807 of the Connecticut Business Corporation Act and is therefore invalid; that Dexter's poison pill violates Section 33-665 of the Connecticut Business Corporation Act and is therefore invalid; that shareholders have the right to vote on the Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals, as such terms are defined therein, at the 2000 Annual Meeting; and that the directors have breached their fiduciary obligations to Dexter and its shareholders. The complaint also asks the Court to order that the 2000 Annual Meeting be held no later than April 30, 2000. The complaint requests declaratory and injunctive relief as well as money damages.

         On March 10, 2000 Dexter filed a motion for summary judgment to dismiss Count III of the complaint, in which ISP seeks a judicial determination that Dexter's Bylaws can lawfully be amended to increase the total number of directorships from 10 to 17 and to elect seven additional nominees to fill the seven newly created seats, on the grounds that these proposals violate Dexter's certificate of incorporation as well as Connecticut law and are therefore invalid. Dexter's summary judgment motion was submitted for decision on March 23, 2000 and the parties have been informed by the court that it will endeavor to issue a ruling on Dexter's summary judgment motion by the end of May, 2000.

         On May 8, 2000, ISP filed a motion requesting the court's permission to move for a preliminary injunction (i) requiring Dexter to set a new record date for the June 30, 2000 annual meeting; and (ii) preventing Dexter's Board of Directors from approving any further postponement of the annual meeting. By this motion, ISP also seeks permission to file an amended complaint. ISP advised the court that one reason for this requested amendment was to include a claim that the meeting must not be postponed. On May 11, 2000, Dexter filed an opposition in response to ISP's motion, and a conference on ISP's motion is scheduled for May 12, 2000.

         Dexter and its General Counsel continue to believe that ISP's lawsuit is wholly without merit and Dexter intends to defend vigorously against it.

SHAREHOLDER ACTION

         On January 18, 2000, a purported shareholder class action was filed in Connecticut Superior Court for the Judicial District of Waterbury, entitled LEE BRENNAN AND ELLIS INVESTMENTS, LTD. V. DEXTER CORPORATION, ET AL., X01-CV-00-0595892-S (CLD). On April 10, 2000, Dexter filed a motion to strike the complaint in its entirety for failure to state a claim upon which relief may be granted. Plaintiffs did not file a response to Dexter's motion, and on April 28, 2000, plaintiffs informed Dexter that they intend to voluntarily withdraw the complaint in this action without prejudice.


                       BENEFICIAL OWNERSHIP OF STOCK

         The following table sets forth information, as of December 31, 1999, with respect to the beneficial ownership of shares of the common stock of the Company by (1) beneficial owners of more than five percent of the Common Stock of the Company, (2) each director and nominee for director of the Company, (3) each of the executive officers named in the Summary Compensation Table set forth below, and (4) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares of such common stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.


                                                                               SHARES OF
                                                                             COMMON STOCK           PERCENTAGE OF
                                                                             BENEFICIALLY            COMMON STOCK
Shareholders:                                                                  OWNED(1)              OUTSTANDING(1)

ISP OPCO Holdings Inc. and related entities, 1361 Alps Road, Wayne,
     New Jersey 07470...................................................             2,299,200        9.98(2)
FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109
(Fidelity Managed Funds)................................................             1,703,300        7.39(3)
Mary K. Coffin, c/o Dexter Corporation, One Elm Street, Windsor
     Locks, Connecticut 06096...........................................             1,290,000        5.59(4)

Directors, Nominees and Executive Officers:
K. Grahame Walker.......................................................               229,681           *
Kathleen Burdett........................................................                63,668           *
David G. Gordon.........................................................                42,579           *
John D. Thompson........................................................                38,241           *
Bruce H. Beatt..........................................................                34,744           *
Charles H. Curl.........................................................                 4,165           *
Henrietta Holsman Fore..................................................                 5,626           *
Bernard M. Fox..........................................................                 4,973           *
Robert M. Furek.........................................................                 4,510           *
Martha Clark Goss.......................................................                 4,274           *
Edgar G. Hotard.........................................................                 3,148           *
Peter G. Kelly..........................................................                 8,301           *
Jean-Francois Saglio....................................................                 3,201           *
George M. Whitesides....................................................                 4,381           *
All Directors, Nominees and Executive Officers
as a Group (22 persons).................................................               638,727         2.77%

----------

(1) The shares reported above as beneficially owned by the following persons include vested stock options granted under the Company's stock option plans. The shares reported above also include shares of restricted stock issued to the following persons pursuant to the 1994
     Long Term Incentive Plan (the "1994 Plan") and the 1999 Long Term
     Incentive Plan ("the "1999 Plan") as more fully described above under the heading "Long Term Incentive Plan -- Awards in Last Fiscal Year":
     K. Grahame Walker -- 51,434; Kathleen Burdett -- 21,142; David G.
     Gordon -- 11,460; John D. Thompson -- 14,976; Bruce H. Beatt --
     13,972; and "All Directors, Nominees and Executive Officers as a
     Group" -- 171,233. Shares of restricted stock issued pursuant to the 1994 Plan and the 1999 Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of common stock of less than 1% are indicated by an asterisk.

(2) Share holding as of December 31, 1999, as reported on Amendment No. 6 to the Schedule 13D filed by such shareholder.

(3)  Share holdings as of December 31, 1999, as reported on the Schedule
     13G most recently filed by such shareholder.

(4) Of the 1,290,000 shares shown in the table as owned by Mary K. Coffin, 990,000 are held by Fleet Bank, N.A., trustee of a trust the beneficiary of which is Dexter D. Coffin, Jr. Mary K. Coffin is a trustee of this trust and shares the power to vote and dispose of shares owned by the trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees. The remaining shares shown in the table are held by Mary K.
     Coffin through a living trust.


     As of December 31, 1999, two of Dexter's directors beneficially owned shares of common stock of Life Technologies, Inc., a Dexter subsidiary.
Peter G. Kelly owned 4,500 shares, which consists of 4,500 shares of common stock which Mr. Kelly may acquire upon the exercise of the stock options.
George M. Whitesides owned 4,650 shares, which consists of 150 shares of common stock owned by Dr. Whitesides and 4,500 shares of common stock which Dr. Whitesides may acquire upon the exercise of stock options. Mr. Kelly and Dr. Whitesides each own less than one percent of the outstanding common stock of Life Technologies, Inc.



                               OTHER MATTERS

         The Board of Directors of the Company is not aware of any matters, other than the aforementioned matters, that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


                         PROPOSALS OF SHAREHOLDERS


         In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of shareholders, proposals of shareholders intended to be presented for action at that meeting must be received at the principal executive offices of Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, by [Date].

         Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of Dexter Corporation, One
Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, and must contain the information required by the Bylaws.
The notice must be received at the principal executive offices during the period from February 25, 2001 through April 16, 2001, unless next year's annual meeting is called for a date prior to April 16, 2001, in which case notice must be received within fifteen days of when notice of the annual meeting is given.


                         ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report containing audited financial statements for the year ended December 31, 1999, prepared in conformity with generally accepted accounting principles, is being delivered to shareholders concurrently with this Proxy Statement.


         The Company's Annual Report on Form 10-K to the Securities and
Exchange Commission for 1999 will be sent without charge to any shareholder upon written request directed to:


                             Dexter Corporation
                            Attention: Secretary
                               One Elm Street
                        Windsor Locks, CT 06096-2334


                   METHOD AND COST OF PROXY SOLICITATION

         Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, telegram, in person or otherwise. The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and the New York Stock
Exchange. In addition, the Company has retained MacKenzie Partners, Inc.,
156 Fifth Avenue, New York, NY 10010, to assist in soliciting proxies, for which services the Company will pay a fee estimated at $ , plus handling, postage and out-of-pocket expenses. MacKenzie will employ approximately 35 persons in connection with its solicitation of proxies.

         Expenses related to the solicitation of shareholders, in excess of those normally spent for an annual meeting and excluding the costs of litigation, are expected to aggregate approximately $ , of which approximately $ has been spent to date. APPENDIX A SETS FORTH CERTAIN
INFORMATION RELATING TO THE COMPANY'S DIRECTORS, NOMINEES, OFFICERS AND
OTHER EMPLOYEES OF THE COMPANY WHO WILL BE SOLICITING PROXIES ON THE
COMPANY'S BEHALF ("PARTICIPANTS").

         YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY IMPORTANT.
PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE
ENCLOSED ENVELOPE PROMPTLY.


         WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD THAT MAY BE SENT
TO YOU BY ISP, EVEN AS A PROTEST VOTE AGAINST ISP. IF YOU PREVIOUSLY VOTED
ON AN ISP GOLD PROXY CARD, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE.
YOU CAN DO SO SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE
PROXY CARD. A PERSON GIVING ANY PROXY HAS THE POWER TO REVOKE IT (WHETHER
SUCH PROXY WAS SOLICITED BY THE BOARD OF DIRECTORS OR BY ISP) AT ANY TIME
BEFORE THE VOTING BY SUBMITTING TO DEXTER OR TO ISP A WRITTEN REVOCATION OR
DULY EXECUTED PROXY CARD BEARING A LATER DATE. ONLY YOUR LATEST DATED PROXY
CARD WILL COUNT. PLEASE REFER TO "VOTING AND REVOCABILITY OF PROXIES" ON
PAGE 3 FOR A DISCUSSION OF HOW TO REVOKE YOUR PROXY.


         IMPORTANT: If your shares of the Company's stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your shares of the Company's stock. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to the Company's proxy solicitor, MacKenzie Partners, Inc., at the address indicated below so that MacKenzie
Partners can attempt to ensure that your instructions are followed.

         If you have any questions about executing your proxy or require assistance, please contact:

                          MACKENZIE PARTNERS, INC.
                              156 Fifth Avenue
                          New York, New York 10010
                       Call Toll Free: (800) 322-2885

       Banks and Brokerage Firms please call collect: (212) 929-5500



                                                                 APPENDIX A

         INFORMATION CONCERNING THE DIRECTORS AND CERTAIN OFFICERS
                OF THE COMPANY WHO MAY ALSO SOLICIT PROXIES

         The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which their employment is carried on, of the directors and certain officers of the Company ("Participants") who may also solicit proxies from shareholders of the Company. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096.

DIRECTORS

         The principal occupations of the Company's directors who are deemed Participants in the solicitation are set forth under "Proposal (1)
Election of Directors" in this Proxy Statement. The principal business address of Mr. Walker is that of the Company. The name, business and address of the director-Participants' organization of employment are as follows:



NAME                                                               ADDRESS
----                                                               -------
Charles H. Curl..................................................  Curl & Associates
                                                                   4101 Parkglen Court, N.W.
                                                                   Washington, D.C. 20007

Peter G. Kelly...................................................  Updike, Kelly & Spellacy, P.C.
                                                                   One State Street
                                                                   Suite 2400
                                                                   Hartford, Connecticut 06103

Jean-Francois Saglio.............................................  ERSO
                                                                   c/o Dexter Corporation
                                                                   One Elm Street
                                                                   Windsor Locks, Connecticut 06096

Henrietta Holsman Fore ..........................................  Holsman International
                                                                   2600 Virginia Ave., N.W.
                                                                   Washington, D.C. 20037

Bernard M. Fox...................................................  Dignitas Partners
                                                                   c/o Shipman & Goodwin
                                                                   One American Row
                                                                   Hartford, Connecticut 06103

George M. Whitesides ............................................  Harvard University
                                                                   12 Oxford Street
                                                                   Cambridge, Massachusetts 02138

Robert M. Furek..................................................  State Board of Trustees
                                                                   c/o Shipman & Goodwin
                                                                   One American Row
                                                                   Hartford, Connecticut 06103

Martha Clark Goss ...............................................  The Capital Markets Company
                                                                   120 Broadway, 29th Floor
                                                                   New York, New York 10271

Edgar G. Hotard..................................................  c/o Dexter Corporation
                                                                   One Elm Street
                                                                   Windsor Locks, Connecticut  06096

EXECUTIVE OFFICERS AND CERTAIN CORPORATE OFFICERS

NAME                                                               PRINCIPAL OCCUPATION

K. Grahame Walker................................................  Chairman and Chief Executive Officer

David G. Gordon..................................................  President and Chief Operating Officer

Kathleen Burdett.................................................  Vice President and Chief Financial Officer

John D. Thompson.................................................  Senior Vice President, Strategic and Business
                                                                     Development

Bruce H. Beatt...................................................  Vice President, General Counsel and
                                                                      Secretary

Ronald C. Benham.................................................  Vice President and President -
                                                                      Electronic Materials


John B. Blatz....................................................  Vice President, Environmental and Process
                                                                      Management
John B. Lockwood.................................................  Vice President, Taxes

Jeffrey W. McClelland............................................  Vice President and President -
                                                                      Adhesive and Coating Systems

Lawrence D. McClure..............................................  Vice President - Human Resources

A. Duncan Middleton..............................................  Vice President and President -
                                                                      Nonwoven Materials


Roseanne Potter..................................................  Vice President and Treasurer


Dale Ribaudo.....................................................  Vice President and Controller



INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS


         None of the Participants owns any of the Company's securities of record but not beneficially. The number of shares of Common Stock held by directors and the named executive officers is set forth on page 42 of this proxy statement. The number of shares of Common Stock held by the other
Participants as of February 1, 2000 is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of May 11, 2000:



NAME                                               SHARE OWNERSHIP
----                                               ---------------


Ronald C. Benham................................       60,291
John B. Blatz...................................       12,299
John B. Lockwood................................        7,337
Jeffrey W. McClelland...........................       24,601
Lawrence D. McClure.............................       26,854
A. Duncan Middleton.............................        9,480
Roseanne Potter.................................        2,519
Dale Ribaudo....................................       15,647


INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

         The following table sets forth purchases and sales of the Company's securities by the Participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.



                                                              NUMBER OF SHARES OF
                                                              COMMON STOCK
NAME                                     DATE                 PURCHASED OR (SOLD)                  NOTE

DIRECTORS

Charles H. Curl                             12/31/99                 300                            (2)
                                             4/22/99                 621                            (1)
                                            12/31/98                 200                            (2)

Peter G. Kelly                              12/31/99                 300                            (2)
                                             4/22/99                 310                            (1)
                                              3/8/99               1,500
                                            12/31/98                 200                            (2)

Jean-Francois Saglio                        12/31/99                 300                            (2)
                                             4/22/99                 310                            (1)
                                            12/31/98                 200                            (2)

Henrietta Holsman Fore                      12/31/99                 300                            (2)
                                             4/22/99                 621                            (1)
                                              3/2/99               1,000
                                            12/31/98                 200                            (2)

Bernard M. Fox                              12/31/99                 300                            (2)
                                             4/22/99                 621                            (1)
                                            12/31/98                 200                            (2)

George M. Whitesides                        12/31/99                 300                            (2)
                                             4/22/99                 310                            (1)
                                            12/31/98                 200                            (2)

Robert M. Furek                             12/31/99                 300                            (2)
                                             4/22/99                 621                            (1)
                                            12/31/98                 200                            (2)

Martha Clark Goss                           12/31/99                 300                            (2)
                                             4/22/99                 310                            (1)
                                            12/31/98                 200                            (2)

Edgar G. Hotard                             12/31/99                 300                            (2)
                                             4/22/99                 621                            (1)
                                            12/31/98                 200                            (2)



EXECUTIVE OFFICERS

K. Grahame Walker                            4/17/00               8,334                            (7)
                                             4/17/00               8,333                            (7)
                                             4/17/00             (7,917)                            (4)
                                             4/17/00             (2,969)                            (3)
                                              2/7/00               6,166                            (7)
                                              2/7/00             (4,926)                            (4)
                                              5/3/99               (848)                            (3)
                                             4/22/99               9,600                            (6)
                                              4/9/99            (18,486)                            (4)
                                              4/9/99               5,000                            (7)
                                              4/9/99               8,333                            (7)
                                              4/9/99               8,333                            (7)

David G. Gordon                               6/3/99                  80                            (7)
                                              6/3/99                (63)                            (4)
                                              5/3/99               (325)                            (4)
                                             4/22/99               3,500                            (6)
                                             4/13/99                 334                            (7)
                                             4/13/99               (269)                            (4)

Kathleen Burdett                              3/9/00               1,667                            (7)
                                              3/9/00               1,333                            (7)
                                              2/4/00               1,000                            (7)
                                             4/22/99               4,500                            (6)
                                             2/12/99               4,000                            (7)

John D. Thompson                             2/18/00               2,000                            (7)
                                              2/7/00               1,000                            (7)
                                             4/22/99               3,300                            (6)
                                             1/21/99               2,000                            (7)

Bruce H. Beatt                                3/9/00                 834                            (7)
                                              3/9/00               1,167                            (7)
                                             2/14/00               1,000                            (7)
                                             4/22/99               3,300                            (6)
                                              4/1/99             (1,363)                            (4)
                                              4/1/99               1,166                            (7)
                                              4/1/99                 833                            (7)
                                              4/1/99                 667                            (7)

Ronald C. Benham                             3/15/00               2,000                            (7)
                                             3/15/00               1,667                            (7)
                                             2/18/00               1,333                            (7)
                                             2/18/00             (1,034)                            (4)
                                             4/21/99               3,000                            (6)
                                             4/21/99               3,667                            (7)

Jeffrey W. McClelland                        4/20/00               1,000                            (7)
                                             4/20/00               2,000                            (7)
                                             4/20/00               3,333                            (7)
                                             4/20/00               3,333                            (7)
                                             4/19/00               (666)
                                             4/19/00             (9,000)
                                             2/18/00                 333                            (7)
                                             2/18/00               (258)                            (4)
                                              5/3/99               (220)                            (3)
                                             4/22/99               2,500                            (6)
                                             4/21/99               3,000                            (7)

Lawrence D. McClure                           5/3/99               (678)                            (3)
                                             4/22/99               2,800                            (6)

A. Duncan Middleton                          12/2/99               (688)                            (3)

Rosanne Potter                               2/28/00                  24
                                             1/25/00                  29
                                            12/20/99                  25
                                            11/22/99                  29
                                            10/15/99                 400
                                              7/1/99               1,000                            (6)

Dale Ribaudo                                 2/24/00                 250                            (7)
                                             2/24/00                 333                            (7)
                                             2/24/00                 334                            (7)
                                              5/3/99               (254)                            (3)
                                             4/22/99               2,200                            (6)
                                             4/16/99                 666                            (7)

John B. Blatz                                4/22/99               2,000                            (6)

John B. Lockwood                             2/17/00                 250                            (7)
                                             2/17/00               (195)                            (4)
---------------

(1)      Acquisition of shares pursuant to the Company's 1996 Non-Employee Directors' Stock Plan.

(2)      Shares obtained pursuant to the Company's 1994 Stock Plan for Outside Directors, as amended.

(3)      Surrender of shares to pay withholding tax on restricted shares whose restrictions lapsed.

(4)      Shares surrendered on exercise of options.

(5)      Acquired under the Company's 1994 Long Term Incentive Plan.

(6)      Acquired under the Company's 1999 Long Term Incentive Plan.

(7)      Acquired upon exercise of options.



MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

         Except as described in this Appendix A or in the proxy statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Appendix A or in the proxy statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since February 1, 1998, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest. Except as described in this Appendix A or in the proxy statement, no participant or Participant Affiliate has any arrangement or understanding with any person (i) with respect to any future employment by the registrant or its affiliates; or (ii) with respect to any future transactions to which the registrant or any of its affiliates will or may be a party.


                                                                    ANNEX I


                  PROPOSAL (3) RIGHTS PLAN BYLAW PROPOSAL

         RESOLVED, that the Bylaws of Dexter Corporation be, and they hereby are, amended, effective at the time this resolution is approved by the shareholders of Dexter Corporation, by adding the following Section 7 to the end of Article II:

                  'Section 7. Rights Agreements.

               The Board of Directors, in exercising its rights and duties with respect to the administration of the Rights Agreement dated as of August 23, 1996, as amended, by and between the corporation and Chase Mellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agreement") will carry out a resolution authorizing (i) the partial or complete redemption of the rights issued pursuant to the Rights Agreement (the "Rights"), or (ii) an amendment to the Rights Agreement making the Rights inapplicable to offers or transactions or types of offers or transactions specified in such resolution, if such resolution is authorized and approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. In addition, the Board of Directors shall not adopt any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of the corporation's shares of stock more difficult or expensive, unless such plan is first approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. This Section 7 may be altered, amended or repealed only with the approval of the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act.














      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.




                                                                   ANNEX II


                PROPOSAL (4) RIGHTS PLAN AMENDMENT PROPOSAL

                  RESOLVED, that the shareholders of Dexter Corporation hereby exercise their right under Article II, Section 7 of the Bylaws of Dexter Corporation, as amended on the date hereof, to require the Board of Directors to promptly amend the Rights Agreement, dated as of August 23, 1996, as amended, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement") to provide that the acquisition of beneficial ownership of shares of common stock, par value $1.00 per share, of Dexter Corporation ("Common Stock") pursuant to any offer for all outstanding shares of Common Stock for consideration of at least $45 per share net to the seller in cash shall constitute a "Qualifying Offer" within the meaning of Sections 11(a)(ii) and 13(d) of the Rights Agreement.





























      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.




                                                                  ANNEX III


                     PROPOSAL (5) BYLAW REPEAL PROPOSAL

                  RESOLVED, that any and all amendments made by the Board of Directors of Dexter Corporation to the Bylaws of Dexter Corporation on or after February 26, 1999, be, and the same hereby are, repealed, and that, without the approval of the shareholders of Dexter Corporation, the Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision which serves to reinstate any repealed provisions or any similar provisions.
































      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.




                             DEXTER CORPORATION


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON JUNE 30, 2000.

         K. Grahame Walker, George M. Whitesides and Bernard M. Fox, or any of them, each with power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Dexter Corporation, to be held on Friday, June 30, 2000, at 10:00 A.M., local time, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, and at any adjournment or postponement thereof, upon the matters set forth in the Dexter Corporation Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting. If you specify a different choice on the proxy card, your shares will be voted as specified.

         SIGNING AND DATING DEXTER'S PROXY CARD WILL HAVE THE EFFECT OF REVOKING ANY ISP PROXY CARD YOU SIGNED ON AN EARLIER DATE, AND WILL CONSTITUTE A REVOCATION OF ALL PREVIOUSLY GRANTED AUTHORITY TO VOTE FOR EVERY PROPOSAL INCLUDED ON THE ISP PROXY CARD, NOTWITHSTANDING THAT THE COMPANY'S PROXY CARD DOES NOT INCLUDE THREE ISP PROPOSALS, TWO OF WHICH THE COMPANY BELIEVES ARE ILLEGAL AND AS A RESULT THE THIRD IS UNNECESSARY. The issue of the legality of ISP's proposals is currently being litigated and their validity and enforceability under Connecticut law will eventually be determined by the courts.


PROPOSAL (1) ELECTION OF DIRECTORS.

Nominees for Terms Expiring at the Annual Meeting in 2003: Charles H. Curl, Peter G. Kelly and Jean-Francois Saglio.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                        (continued on reverse side)



                               (Reverse Side)

[X]      PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4 AND 5.

             DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2

                                                           FOR     WITHHELD
(1)      ELECTION OF                                       [ ]        [ ]
         DIRECTORS
         (see reverse side)

FOR, except vote withheld from the following nominee(s):
-------------------------------------------------------

                                                   FOR    AGAINST   ABSTAIN

(2)  APPOINTMENT OF INDEPENDENT ACCOUNTANTS         [ ]     [ ]       [ ]


         DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSALS 3, 4 AND 5


(3)  ISP PROPOSAL TO AMEND DEXTER'S BYLAWS  REQUIRING
     THE DEXTER BOARD TO MAKE CERTAIN AMENDMENTS          FOR  AGAINST  ABSTAIN
     TO THE DEXTER RIGHTS PLAN FOLLOWING ADOPTION OF
     CERTAIN SHAREHOLDER RESOLUTIONS - PROPOSAL 4 IS      [ ]    [ ]      [ ]
     CONDITIONED ON THE APPROVAL OF PROPOSAL 3.

                                                          FOR  AGAINST  ABSTAIN

(4)  ISP PROPOSAL TO AMEND THE RIGHTS PLAN - PROPOSAL 4
     IS CONDITIONED ON THE APPROVAL OF PROPOSAL 3.        [ ]   [ ]       [ ]


                                                         FOR   AGAINST  ABSTAIN

(5)  ISP PROPOSAL TO REPEAL CERTAIN BYLAWS               [ ]    [ ]       [ ]

I plan to attend the meeting. [ ]


SIGNATURE(S):
___________________________ Date: ______________, 2000 NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2000 Annual Meeting of Shareholders of Dexter Corporation and any adjournment or postponement thereof.